SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     Of The Securities Exchange Act of 1934

Filed by the Registrant    [X]
Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ]    Preliminary Proxy Statement
[   ]    Confidential, Use of the Commission Only (as permitted by Rule 14aB6(e)
         (2)) Proxy Statement
[X]      Definitive Proxy Statement
[   ]    Definitive Additional Materials
[   ]    Soliciting Material Pursuant to ~240.14aB11(c) or ~ 240.14aB12


       -----------------------------------------------------------------
                          WAVERIDER COMMUNICATIONS INC.

       -----------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)
       -----------------------------------------------------------------

       -----------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)
       -----------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.
[ ___ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

1)       Title of each class of securities to which transaction applies:
2)       Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4)       Proposed maximum aggregate value of transaction:
5)       Total fee paid:

[ ___ ]  Fee paid previously with preliminary materials.

[ ___ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)       Amount Previously Paid:
2)       Form, Schedule or Registration Statement No.:
3)       Filing Party:
4)       Date Filed:

--------------------------------------------------------------------------------

                  Notice of 2002 Annual Meeting of Shareholders
                               and Proxy Statement











                                                            Proxy Statement

                                                    Description of Business

                                       Management's Discussion and Analysis

                          2001 Consolidated Financial Statements and Notes

                        --------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             To Be Held July 9, 2002
                        --------------------------------

To our Shareholders:

You are cordially invited to attend the annual meeting of Shareholders of WaveRider Communications Inc. (the "Company") to be held in Room 4 of the Le Parc Conference and Banquet Centre, 8432 Leslie Street, Thornhill, Ontario Canada L3T 7M6, on Tuesday, July 9, 2002, at 2:00 p.m. The purpose of the annual meeting is to consider and vote upon the following matters, as more fully described in the accompanying proxy statement:

         (1) To elect five members of the board of directors, each to serve until the next annual meeting of shareholders or until his respective successor has been duly elected and qualified.

         (2)      To approve the Company's Employee Stock Option (2002) Plan.

         (3)      To approve an amendment to the Company's Restated
                  Certificate of Incorporation to increase the authorized number of shares of common stock from 200,000,000 to 400,000,000.

         (4) To consider such other matters as may properly come before the meeting.

The board of directors has fixed the close of business on May 7, 2002 as the record date for the determination of shareholders entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement thereof.

                             YOUR VOTE IS IMPORTANT!

         Please date, sign and return the accompanying proxy card promptly so that we can be assured of having a quorum at the meeting and so that your shares may be voted in accordance with your wishes. Doing so will assist the Company in reducing the expenses of additional proxy solicitation.

         Signing and returning the proxy card does not affect your right to vote in person if you attend the meeting.

                                             BY ORDER OF THE BOARD OF DIRECTORS
                                             /s/ Cameron A. Mingay
                                             Cameron A. Mingay
                                             Secretary

DATED: May 28, 2002

                                    IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, TO ASSURE THAT YOUR SHARES WILL BE REPRESENTED, PLEASE DATE, FILL IN, SIGN AND MAIL THE ENCLOSED PROXY TO THE ADDRESS PROVIDED. YOUR PROXY WILL NOT BE USED IF YOU ARE PRESENT AT THE ANNUAL MEETING AND DESIRE TO VOTE YOUR SHARES PERSONALLY.

May 28, 2002


Dear Fellow Stockholders:

         The year 2001 was a challenging year - one of the most challenging that I have experienced in 25 years of growing technology companies. WaveRider's performance was impacted by the severe downturn in the telecommunications market which combined with the struggles of the dot-com industry and the terrible world events that occurred in 2001, has slowed the growth of the wireless broadband sector.

         To meet these challenges, WaveRider shifted its focus in the last half of 2001 and the start of 2002 towards improving our cost structure, instituting new efficiencies and improving our balance sheet. These initiatives have helped to strengthen WaveRider and put us in a better position to emerge as a leader in the turnaround of the broadband wireless market, which we hope will occur in late 2002 and 2003.

         While the 2001 results did not meet our expectations, WaveRider has made great strides forward. At a time when the telecom sector faced massive revenue declines, WaveRider saw revenue growth of 89%. More importantly, after several years of development, WaveRider has completed development and started the sales and deployments of our LMS non-line-of-sight (NLOS) wireless Internet network. This product addresses two critical requirements to ensure that the high-speed wireless Internet market achieves its potential of high growth and wide usage, namely, non-line-of-sight capability and user-installation.

         We recognize that our financial performance has not been what we, and our shareholders, would have liked and we have taken what we believe are the necessary steps to become a leaner, more focused and more fiscally sound company. Throughout these tough times we have been heartened by the support of our stakeholders and I would like to thank you for your continued support of WaveRider.

         You are invited to attend the 2002 Annual Meeting to be held on Tuesday, July 9, in Markham, Ontario. In addition to electing 5 members of our Board of Directors, we are asking shareholders to consider two important proposals for our 2002 Annual Meeting.

         First, we are asking your approval for a new Employee Stock Option plan. The use of stock options to compensate employees remains widely prevalent among technology companies. The Board is recommending the 2002 plan in order to maintain the flexibility we need to keep pace with our competitors and effectively recruit, motivate and retain the caliber of employees essential for our company's success. The 2002 plan is integral to WaveRider's compensation strategies and programs in 2002 and going forward.

         Second, we are asking for your approval of an amendment to our Articles of Incorporation to increase our authorized number of shares of common stock from 200,000,000 to 400,000,000. The Board is recommending approval of this amendment in order to provide the Company with the flexibility to consider various business and financial alternatives, including: establishing strategic relations with other companies; mergers with or acquisition of other companies; and, raising capital. In order to fully take advantage of the future potential growth in our sector, we believe this flexibility is necessary.

         Each of these proposals is discussed in greater detail in the enclosed Proxy Statement. I would appreciate your support of these proposals and thank you for your continued support of WaveRider.

Yours truly,

/s/ D. Bruce Sinclair

D. Bruce Sinclair
President and Chief Executive Officer




                                TABLE OF CONTENTS
                                                                                                           PAGE
ANNUAL MEETING PROCEDURES                                                                                    1
o        Introduction                                                                                        1
o        Solicitation of Proxies                                                                             1
o        Purpose of the Annual Meeting                                                                       1
o        Record Date                                                                                         1
o        Proxies                                                                                             1
o        Quorum                                                                                              2
o        Vote Required                                                                                       2
o        Revocation of Proxies                                                                               2
o        Interests Of Certain Persons In Matters To Be Acted Upon                                            2
o        Proposals Of Security Holders For 2002 Annual Meeting                                               2
o        Miscellaneous                                                                                       2
PROPOSAL NO. 1-- ELECTION OF DIRECTORS FOR A ONE-YEAR TERM                                                   3
o        Nominees                                                                                            3
o        Board and Committees Meetings of the Board of Directors                                             3
o        Director Compensation                                                                               4
o        Certain Relationships And Related Transactions                                                      4
PROPOSAL NO. 2-- PROPOSED EMPLOYEE STOCK OPTION (2002) PLAN                                                  4
o        Equity Compensation Plan Information                                                                5
o        Certain U.S. Federal Income Tax Consequences                                                        5
PROPOSAL NO. 3-- APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES
                       OF COMMON STOCK                                                                       6
AUDIT COMMITTEE
o        Report                                                                                              7
o        Independent Accountants                                                                             7
o        Fees for Professional Services                                                                      8
COMPENSATION COMMITTEE
o        Report                                                                                              8
o        Compensation Committee Interlocks and Insider Participation                                         9
o        Executive Officers                                                                                  9
EXECUTIVE OFFICER COMPENSATION
o        Summary Compensation Table                                                                         10
o        Options Granted in 2001                                                                            10
o        Aggregated Option Exercises in Last Fiscal Year and Year End Option Values                         11
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT                                              12
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE                                                     12
PERFORMANCE MEASUREMENT COMPARISON                                                                          13
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS                                                    13
ADDITIONAL INFORMATION                                                                                      13
APPENDIX A - Employee Stock Option (2002) Plan                                                              14
APPENDIX B - Certificate of Amendment of Articles of Incorporation                                          21
ATTACHMENTS
Description Of Business                                                                                    B-1
Management's Discussion And Analysis Of Financial Condition And Results Of Operations                      F-1
Consolidated Financial Statements                                                                         F-10



                                                               Proxy Statement-1

                          WAVERIDER COMMUNICATIONS INC.
                          255 Consumers Road, Suite 500
                        Toronto, Ontario, Canada M2J 1R4
                        --------------------------------

                                 PROXY STATEMENT
                        --------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                           To be held on July 9, 2002

Introduction

     This proxy statement is being furnished to the shareholders of WaveRider Communications Inc., a Nevada corporation, in connection with the solicitation by our board of directors of proxies from holders of outstanding shares of our common stock, $0.001 par value, for use at our annual meeting of shareholders to be held in Room 4 of Le Parc Conference and Banquet Centre, 8432 Leslie Street, Thornhill, Ontario Canada L3T 7M6, on Tuesday, July 9, 2002, at 2:00 p.m., and at any adjournment or postponement thereof. This proxy statement, the notice of annual meeting of shareholders and the accompanying form of proxy are first being mailed to our shareholders on or about May 7, 2002.

Solicitation of Proxies

     We will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this proxy statement and accompanying material. In addition to the solicitation of proxies by use of the mails, our directors, officers and employees, without receiving additional compensation therefor, may solicit proxies personally or by telephone or telegram. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of common stock held by such persons, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

Purpose of the Annual Meeting

     At the annual meeting, we will submit three proposals to the stockholders:

         Proposal One:To elect five directors;
         Proposal Two:To approve our Employee Stock Option (2002) Plan; and Proposal Three: To approve an amendment to our Restated Certificate of
                  Incorporation to increase the authorized number of shares of common stock from 200,000,000 to 400,000,000.

Record Date

         The board of directors has fixed the close of business on May 7, 2002 as the record date for determination of shareholders entitled to notice of and to vote at the annual meeting. As of the record date, there were issued and outstanding 114,113,423 shares of common stock. The holders of record of the shares of common stock on the record date entitled to be voted at the annual meeting are entitled to cast one vote per share on each matter submitted to a vote at the annual meeting.

Proxies

     Shares of the common stock which are entitled to be voted at the annual meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR the election of each of the five director nominees; FOR the approval of the Employee Stock Option (2002) Plan; FOR the approval of the increase in our authorized capital; and in the discretion of the proxy holder as to any other matters which may properly come before the annual meeting.

                                                               Proxy Statement-2
Quorum

     The presence of a majority of the issued and outstanding shares of common stock entitled to vote, represented in person or by properly executed proxy, is required for a quorum at the annual meeting. Abstentions and broker non-votes, which are indications by a broker that it does not have discretionary authority to vote on a particular matter, will be counted as "represented" for the purpose of determining the presence or the absence of a quorum.

Vote Required

     Under Nevada corporate law, once a quorum is established, shareholder approval with respect to a particular proposal is generally obtained when the votes cast in favor of the proposal exceed the votes cast against such proposal. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors or any other matter presented for approval by the shareholders.

     In the election of directors, shareholders will not be allowed to cumulate their votes. The five nominees receiving the highest number of votes will be elected.

     Approval of the amendment to our Articles of Incorporation requires a vote in favor by the majority of the total shares outstanding.

     We do not intend to submit any other proposals to the stockholders at the annual meeting. The board of directors was not aware, a reasonable time before mailing of this proxy statement to stockholders, of any other business that may properly be presented for action at the annual meeting. If any other business should properly come before the annual meeting, shares represented by all proxies that we receive will be voted with respect thereto in accordance with the best judgment of the persons named as attorneys in the proxies.

Revocation of Proxies

     A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the annual meeting by executing and returning a proxy bearing a later date, by filing with our Secretary, at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the common stock covered thereby in person at the annual meeting.

Interests of Certain Persons in Matters to be Acted Upon

     No person who has been a director or executive officer since January 1, 2001 has any interest in the adoption of any of the proposals submitted to the stockholders except for Proposal No. 1 relating to the election of directors.

Proposals of Security Holders for 2002 Annual Meeting

     It is contemplated that the next annual meeting of stockholders will be held on or about June 30, 2003. Shareholders desiring to submit proposals for the proxy statement for our 2003 annual meeting of shareholders will be required to submit them to Scott Worthington, our Vice President and Chief Financial Officer, at our executive offices, 255 Consumers Road, Suite 500, Toronto, Ontario, Canada M2J 1R4, in writing on or before December 31, 2002. Any shareholder proposal must also be proper in form and substance, as determined in accordance with the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder. In order to avoid controversy as to the date on which we received a proposal, we suggest that stockholders desiring to submit proposals do so by certified mail, return receipt requested.

Miscellaneous

     The board of directors does not know of any matter to be presented at the annual meeting that is not listed in the Notice of annual meeting and discussed above. If other matters should properly come before the annual meeting, however, the proxy holders will vote in accordance with their best judgment.

                                                               Proxy Statement-3

                     PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     At the annual meeting, five directors will be elected to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. Each of the nominees for director identified below is currently a director.

     Shareholders do not have cumulative voting rights in the election of directors (each shareholder is entitled to vote one vote for each share held for each director). Unless authority is withheld, it is the intention of the persons named in the enclosed form of proxy to vote FOR the election of each of the persons identified as nominees for directors below. If the candidacy of any one or more of such nominees should, for any reason, be withdrawn, the proxies will be voted FOR such other person or persons, if any, as may be designated by the board of directors. The board has no reason to believe that any nominee herein named will be unable or unwilling to serve.

     The following sets forth information about each nominee for election as a director:

Name                                        Age               Position
----------------------------------------------------------------------------------------------------------
D. Bruce Sinclair                           51                Chief Executive Officer, President, Director
Cameron A. Mingay (1)                       50                Secretary, Director
Gerry Chastelet (1) (2)                     55                Director
John E. Curry (2)                           55                Director
Dennis R. Wing (2)                          53                Director
---------------
(1) Member of the compensation committee.
(2) Member of the audit committee.

         Gerry Chastelet has been one of our directors since April 1999. From December 1998 to January 2002, Mr. Chastelet was the President, Chairman and Chief Executive Officer of Digital Lightwave, Inc., a leading provider of fiber optic network analysis equipment. From December 1995 to October 1998, he served as President and Chief Executive Officer of Wandel and Goltermann Technologies, Inc., a global supplier of communication test and measurement equipment. He is currently on the boards of Technology Research Corporation and Feberspace Inc. Mr. Chastelet holds a degree in Electronics Engineering from Devry Institute of Technology and is a graduate of the University of Toronto Executive MBA program.

         John E. Curry has been a director since October 1999. His company, Hydrovane Self Steering Inc. (formerly Karina Ventures Inc.), recently acquired a business based in the UK that manufacturers and markets internationally a yacht self steering device. He is also a Director of Garuda Capital Corp. (OTC:
GRUA). From 1985 to 1999 Mr. Curry was a partner with Bedford Curry & Co., Chartered Accountants, a Vancouver based firm specializing in public companies and business financing, which he co-founded. Mr. Curry is a member of the British Columbia Institute of Chartered Accountants and has a BA from the University of Western Ontario.

         Cameron A. Mingay, has been one of our directors since April 1999 and our Secretary since May 1999. Since July 1999, Mr. Mingay has been a partner at Cassels Brock & Blackwell LLP, Toronto, Ontario, Canada, specializing in the areas of securities and corporate commercial law, with an emphasis on public offerings, mergers and acquisitions, and corporate reorganizations. Prior to July 1999, Mr. Mingay was a partner at Smith Lyons LLP, Toronto, Ontario, Canada. He is currently on the board of Kinross Gold Corporation and is the Corporate Secretary of Nextair Inc. He completed his undergraduate degree at the University of Wisconsin and York University and his law degree from Queen's University.

         D. Bruce Sinclair, has been a director and our President since December 1997 and our Chief Executive Officer since November 1997. Mr. Sinclair is an experienced management professional with a Masters of Business Administration from the University of Toronto. He has worked in sales and management with companies including IBM Canada, Northern Telecom and Harris Systems Limited. From 1995 until November 1997, he operated his own independent consulting business. From 1988 to 1995, Mr. Sinclair was with Dell Computer Corporation, a computer manufacturing company, where he held numerous positions including President of the Canadian subsidiary, Vice-President of Europe and head of Dell in Europe.

         Dennis R. Wing, has been one of our directors since November 1999. Mr. Wing is President and CEO for Fahnestock Canada Inc., an investment bank. Previously, he was a founding partner and board Member of First Marathon Securities Inc. and was its Director of International Operations for 18 years. He is also on the board of directors of Cryptologic Inc., Vengold Inc. and the University of Waterloo. He holds a Bachelor of Arts degree in Economics from University of Waterloo.

                                                               Proxy Statement-4

Board and Committee Meetings of the Board of Directors

     During the year ended December 31, 2001, the board of directors held seven meetings. Each member attended at least 75% of all board meetings during their term as a Director in 2001.

     During 1999, the board established an audit committee and a compensation committee. The board does not have a nominating committee or any committee that functions as a nominating committee.

     The audit committee meets with our independent auditors at least annually to review the results of the annual audit and discuss the financial statements, recommends to the board the independent auditors to be retained, and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. During fiscal 2001, the audit committee was composed of three non-employee directors: Messrs. Chastelet, Curry, and Wing. The audit committee charter was filed as an appendix to the proxy statement for our 2001 annual meeting of stockholders. The audit committee met four times during the fiscal year ended December 31, 2001.

     The compensation committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under our stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the board may delegate. During fiscal 2001, the compensation committee was composed of two non-employee directors: Messrs. Chastelet and Mingay. It met four times during fiscal 2001.

Director Compensation

     Our non-employee directors received $1,000, plus expenses, per meeting attended in person during the year and in total were awarded 25,000 options under the Employee Stock Option (2000) Plan for their participation in the board of directors and each of its subcommittees.

Certain Relationships and Related Transactions

     We incurred legal expenses in excess of $60,000 from Cassels Brock & Blackwell LLP. Cameron A. Mingay, one of our directors, is a partner at this law firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE FIVE NOMINEES FOR DIRECTORS.

           PROPOSAL NO. 2 - PROPOSED EMPLOYEE STOCK OPTION (2002) PLAN

     Our board of directors has adopted the Employee Stock Option (2002) Plan subject to approval by the stockholders. Under the United States Internal Revenue Code, stockholder approval of the Employee Stock Option (2002) Plan is necessary for stock options to qualify as incentive stock options under Section 422 of the Internal Revenue Code. In addition, Nasdaq Rules require stockholder approval of a stock option plan. Approval for purposes of the Internal Revenue Code and the Nasdaq Rules will require the affirmative vote of a majority of the shares of common stock present or represented at the meeting and voting on the stock option plan. The full text of the Employee Stock Option (2002) Plan as adopted by the board of directors is set forth in EXHIBIT A to this proxy statement.

     A total of 6,000,000 shares of common stock are reserved for issuance under the Employee Stock Option (2002) Plan. The Employee Stock Option (2002) Plan authorizes: (i) the grant of options to purchase common stock intended to qualify as incentive option and (ii) the grant of non-qualified options.

     The Employee Stock Option (2002) Plan shall terminate on the tenth anniversary of its adoption unless earlier terminated by the board of directors.

                                                               Proxy Statement-5

         The Employee Stock Option (2002) Plan will be administered by a committee, consisting of at least two outside directors, as defined in the Employee Stock Option (2002) Plan. The committee will select the individuals to whom awards will be granted and determine the option exercise price and other terms of each award, subject to the provisions of the Employee Stock Option
(2002) Plan.

     Incentive options may be granted under the Employee Stock Option (2002) Plan to our employees and officers, including members of the board of directors who are also employees. Nonqualified options may be granted under the Employee Stock Option (2002) Plan to our employees, officers, individuals providing services to us and members of our board of directors, whether or not they are our employees.

     No options may extend for more than ten years from the date of grant (five years in the case of employees or officers holding 10% or more of the total combined voting power of all classes of our stock or any subsidiary or parent). The exercise price for incentive options may not be less than the fair market value of the common stock on the date of grant or, in the case of a greater-than-ten-percent stockholder, no less than 110% of the fair market value. The aggregate fair market value (determined at the time of grant) of shares issuable pursuant to incentive options, which first become exercisable by an employee or officer in any calendar year may not exceed $100,000.

     Nonqualified options are non-transferable except with the written consent of the board, by will or by the laws of descent or distribution. Incentive options may only be transferred by will or by the laws of descent or distribution. Options generally will cease to be exercisable: (i) immediately if the optionee is terminated for cause, (ii) sixty days after the optionee ceases to be employed by us other than for cause, or (iii) twelve months following an optionee's death.

     Payment of the exercise price for shares subject to options may be made with cash, or, with the consent of the committee: (i) with shares of common stock, (ii) by reducing the number of option shares otherwise issuable by a number of shares having a fair market value equal to the aggregate exercise price, (iii) by personal recourse note, or (iv) by such other means as is authorized by the committee. Full payment for shares exercised must be made at the time of exercise.

                    EQUITY COMPENSATION PLAN INFORMATION (1)



                                                                                         Number of securities remaining
                                     Number of securities to     Weighted-average         available for future issuances
                                     be issued upon exercise     exercise price of          under equity compensation
                                      of outstanding options,   outstanding options,      plans (excluding securities
Plan category                           warrants and rights      warrants and rights         reflected in column (a))
------------                        ------------------------   --------------------      -------------------------------
Equity compensation plans approved
   by security holders                      9,298,600                    $3.06                       5,223,255 (2)

Equity compensation plans not                       -                        -                               -
   approved by security holders
Total                                       9,298,600                    $3.06                       5,223,255

(1)As at December 31, 2001. Does not include 1,475,000 options awarded during the first quarter of 2002.
(2) Includes 2,831,602 shares of common stock available for purchase under the Company's Employee Stock Purchase Plan.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The grant of an incentive option or a nonqualified option would not result in income for the grantee or in a deduction for us.

     The exercise of a nonqualified option would result in ordinary income for the grantee and a deduction for us measured by the difference between the option price and the fair market value of the shares received at the time of exercise. Income tax withholding would be required.

                                                               Proxy Statement-6

     The exercise of an incentive option would not result in income for the grantee if the grantee: (i) does not dispose of the shares within two years after the date of grant and one year after the transfer of shares upon exercise and (ii) is our employee from the date of grant until three months before the exercise date. If these requirements are met, the basis of the share upon later disposition would be the option price. Any gain will be taxed to the employee as long-term capital gain and we would not be entitled to a deduction. The excess of the market value on the exercise date over the option price is an item of tax preference, potentially subject to the alternative minimum tax.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE EMPLOYEE STOCK OPTION (2002) PLAN.

          PROPOSAL NO. 3 - APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED
                             SHARES OF COMMON STOCK

     The board of directors has adopted, subject to stockholder approval, an amendment to our Restated Certificate of Incorporation to increase the authorized number of shares of capital stock from 205,000,000 shares to 405,000,000 shares of capital stock and to increase our authorized number of shares of common stock from 200,000,000 to 400,000,000.

     The additional common stock to be authorized by adoption of the amendment would have rights identical to our currently outstanding common stock. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of current stockholders, except for the effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of the earnings per share and voting rights of current stockholders. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment to our Restated Certificate of Incorporation with the Secretary of State of the State of Nevada.

         In addition to the 114,113,423 shares of common stock outstanding at May 22, 2002, the board has reserved an aggregate of approximately 28,694,439 shares of common stock for issuance upon: (a) exercise of outstanding options granted under our stock option plans, (b) exercise of outstanding warrants, and
(c) exercise of rights under our employee stock purchase plan. In addition, the board has reserved 19,272,126 shares of common stock for issuance upon conversion of the outstanding 5% Series D convertible preferred stock.

     Although, at present, the board of directors has no other plans to issue the additional shares of common stock, we desire to have such shares available to provide additional flexibility to use our capital stock for business and financial purposes in the future. The additional shares may be used, without further stockholder approval, for various purposes including, without limitation, raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies and expanding our business or product lines through the acquisition of other businesses or products.

     The additional shares of capital stock that would become available for issuance if this proposal were adopted could also be used by us to oppose a hostile takeover attempt or delay or prevent our change in control or our management. For example, without further stockholder approval, the board of directors could adopt a "poison pill" which would, under certain circumstances related to an acquisition of shares not approved by the board, give certain holders the right to acquire additional shares of capital stock at a low price, or the board could strategically sell shares of capital stock in a private transaction to persons or entities that would oppose a takeover or favor the current board. Although this proposal to increase the authorized capital stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the board currently aware of any such attempts directed at us), nevertheless, stockholders should be aware that approval of the proposal could facilitate future efforts by us to deter or prevent our change in control, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

Vote Required

     A copy of the Amendment to the Restated Certificate, as approved by the board of directors, is attached to this proxy statement as Appendix B. Stockholders are requested in this proposal to approve the amendment to the Restated Certificate, as amended. The affirmative vote of the holders of a majority of the outstanding shares of common stock, voting as a single class, will be required to approve this amendment to our Restated Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

                                                               Proxy Statement-7

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK. COMMITTEE REPORTS REPORT OF THE AUDIT COMMITTEE

     The board of directors appointed an audit committee to monitor the integrity of WaveRider's consolidated financial statements, its system of internal controls and the independence and performance of its internal and independent auditors. The audit committee also recommends to the board of directors the selection of independent auditors. The audit committee is governed by a written charter adopted by the board of directors. A copy of the charter was attached to the proxy statement for the 2001 annual meeting stockholders.

     The audit committee currently consists of three non-employee directors. Each member of the audit committee is "independent" within the meaning of the Nasdaq Stock Market's marketplace rules.

     WaveRider's management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. WaveRider's independent auditors are responsible for auditing those financial statements. WaveRider's responsibility is to monitor and review these processes. However, WaveRider is not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including with respect to auditor independence. We have relied, without independent verification, on the information provided to us and on the representations made by WaveRider's management and independent auditors.

     In fulfilling our oversight responsibilities, we discussed with representatives of PricewaterhouseCoopers LLP, WaveRider's independent auditors for fiscal 2001, the overall scope and plans for their audit of WaveRider's consolidated financial statements for fiscal 2001. We met with them, with and without WaveRider's management present, to discuss the results of their examinations and their evaluations of WaveRider's internal controls and the overall quality of WaveRider's financial reporting.

     We reviewed and discussed the audited consolidated financial statements for fiscal 2001 with management and the independent auditors.

     We discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended, including a discussion of their judgments as to the quality, not just the acceptability, of WaveRider's accounting principles and the other matters required to be discussed with audit committees under generally accepted auditing standards.

     In addition, we received from the independent auditors a letter containing the written disclosures required by Independence Standards board Standard No. 1, Independence Discussions with Audit Committees, and discussed the disclosures with them, as well as other matters relevant to their independence from management and WaveRider. In evaluating the independence of WaveRider's auditors, we considered whether the services they provided to WaveRider beyond their audit and review of WaveRider's consolidated financial statements was compatible with maintaining their independence. We also considered the amount of fees they received for audit and non-audit services.

     Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the audit committee charter, we recommended to the board of directors that WaveRider's audited consolidated financial statements for fiscal 2001 be included in WaveRider's annual report on Form 10-K.

                     Submitted by the audit committee of the board of directors

                            John E. Curry (Chairman)
                                 Gerry Chastelet
                                 Dennis R. Wing

Independent Auditors

     The board of directors has selected PricewaterhouseCoopers LLP to serve as independent auditors for the fiscal year ended December 31, 2002. PricewaterhouseCoopers LLP served as our independent auditors for the fiscal year ended December 31, 2001. We expect that PricewaterhouseCoopers LLP will be present at the meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

                                                               Proxy Statement-8

Fees for Professional Services

     The following table provides the fees we paid to PricewaterhouseCoopers LLP for professional services rendered for fiscal 2001.

       Audit fees............................................$250,045
       All other fees .......................................$111,398

     The audit committee has determined that PricewaterhouseCoopers LLP's provision of services to us not related to its audit of our financial statements was at all relevant times compatible with that firm's independence.

REPORT OF THE COMPENSATION COMMITTEE

     The compensation committee has general responsibility for WaveRider's executive compensation policies and practices, including making specific recommendations to the board of directors concerning salaries and incentive compensation for WaveRider's executive officers. The following report is made by Messrs. Chastelet and Mingay, as the members of the compensation committee during fiscal 2001, and summarizes WaveRider's executive officer compensation policies for fiscal 2001.

     Compensation objectives. WaveRider's executive compensation programs are generally designed to relate to a substantial part of executive compensation to improvements in WaveRider's financial performance and corresponding increases in shareholder value. Decisions concerning executive compensation are intended to:

o establish incentives that will link executive officer compensation to WaveRider's financial performance and that will motivate executives to attain WaveRider's annual financial targets;
o        establish incentives to encourage long-term strategic planning; and
o provide a total compensation package that is competitive among comparable companies and that will assist WaveRider in attracting and retaining executives who will contribute to WaveRider's long-term financial success.

     The Securities and Exchange Commission requires that this report comment upon the compensation committee's policy with respect to Section 162(m) of the Internal Revenue Code, which limits WaveRider's tax deduction for compensation in excess of $1.0 million paid to WaveRider's chief executive officer and WaveRider's four other most highly compensated executive officers at the end of any fiscal year unless the compensation qualifies as "performance-based compensation." The compensation committee's policy with respect to Section 162(m) is to make every reasonable effort to cause compensation to be deductible by WaveRider while simultaneously providing executive officers of WaveRider with appropriate rewards for their performance.

Executive compensation programs. WaveRider's compensation package consists of three principal components:
o        salary;
o        discretionary bonuses; and
o        stock options

     WaveRider's executive officers are also eligible to participate in other employee benefit plans, including health and life insurance plans and a stock purchase plan, on substantially the same terms as other employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under these plans.

     In establishing base salaries for executives, the compensation committee monitors salaries at other companies, particularly companies in the same industry and companies located in the same geographic area as WaveRider. In addition, for each executive the compensation committee considers historic salary levels, work responsibilities and base salary relative to other executives at WaveRider. To some extent, the compensation committee also considers general economic conditions, WaveRider's financial performance and each individual's performance. The compensation committee decreased the base salaries of WaveRider's executive officers in 2001.

     WaveRider's executive officer compensation policy emphasizes bonuses and stock options which align the interests of management with the shareholders' interest in the financial performance of WaveRider for the fiscal year and the longer term. Consistent with this approach, in fiscal 2001, a substantial part of the cash compensation that the executive officers were eligible to earn was tied to WaveRider's performance.

                                                               Proxy Statement-9

     In fiscal 2001, stock options were a component of WaveRider's approach to compensation for all executive officers. We recommended that WaveRider grant stock options to Messrs. Sinclair, Brown, Chinnick and Worthington in order to provide them additional long-term incentives to act in the best interests of WaveRider's shareholders. See "Option grants in last fiscal year." In determining the size of the stock option grants recommended for these executive officers, we emphasized the seniority, responsibilities and performance of the executives, as well as the number and exercise price of outstanding stock options previously granted to the executive officers. The compensation committee believes that stock options provide a significant incentive to executive officers to continue their employment with WaveRider and create long-term value for its shareholders.

     Chief executive officer compensation. Consistent with WaveRider's overall executive officer compensation policy, WaveRider's approach to the chief executive officer's compensation package in 2001 was to be competitive with other companies in the industry. The compensation committee believes that this approach provided additional incentive to Mr. Sinclair to achieve WaveRider's performance goals and enhance shareholder value. Mr. Sinclair's salary was designed to give him assurance of a base level of compensation commensurate with his position and duration of employment with WaveRider and competitive with salaries for officers holding comparable positions in the industry.

        Submitted by the compensation committee of the board of directors

                          Cameron A. Mingay (Chairman)
                                Gerry Chastelet


Compensation Committee Interlocks and Insider Participation

     Our compensation committee is currently composed of Messrs. Chastelet and Mingay. Messrs. Chastelet and Mingay are both non-employee directors. In 2001, none of our officers or employees participated in the deliberations of the compensation committee concerning the compensation of our executive officers. No interlocking relationship existed between our board or compensation committee and the board of directors or compensation committee of any other company in 2001.

Executive Officers

         In addition to D. Bruce Sinclair, certain information is furnished with respect to our executive officers:

Name                                        Age               Position
------------------------------------        ---               --------------------------------------------
D. Bruce Sinclair.........................    51              Chief Executive Officer, President, Director
Charles W. Brown..........................    46              Vice President, Sales and Marketing
James H. Chinnick.........................    55              Vice President, Engineering
T. Scott Worthington......................    47              Vice President, Chief Financial Officer

     Executive officers are appointed by the board of directors and serve at the discretion of the board or until their respective successors have been duly elected and qualified. There are no family relationships among the executive officers and directors.

     Charles W. Brown has been our Vice President of Marketing since February 1998. From 1994 until 1998, Mr. Brown was the CIO and Vice President at Clearnet Communications. From 1993 until 1994, he was Vice President of Sales and Marketing for Trillium Communications and from 1990 until 1993, he was a Director of Strategic Planning and Marketing for BCE Mobile. Mr. Brown has a Masters in Business Administration from the University of Western Ontario.

     James H. Chinnick has been our Vice President of Engineering since January 1999. From 1995 until 1998, he was vice president and general manager of Harris Corporation's Wireless Access Division in Calgary, AB. From 1988 until 1995, Mr. Chinnick held several senior positions with NovAtel, from 1985 until 1988, he held senior positions with Northern Telecom, from 1980 until 1984, he held senior positions with Foundation Electronic Instruments and from 1971 until 1980, he held several senior positions with Communications Research Centre in Ottawa. In addition to a B.Sc. Engineering (Physics) from Queens University, he has an M.Sc. in Electrical Engineering (Communications) from Queens University and a Diploma in Business Administration from the University of Ottawa. He is a member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta.

                                                              Proxy Statement-10

         T. Scott Worthington has been our Vice President and chief financial officer since January 1998. From 1988 to 1996, he worked at Dell Computer Corporation in Canada where he held numerous positions including CFO of Dell's Canadian subsidiary. After leaving Dell, he was a financial and business consultant. Mr. Worthington is a Chartered Accountant.

Executive Officer Compensation

     The following table describes the compensation earned in fiscal 2001 by our Chief Executive Officer and all executive officers who received compensation in excess of $100,000 in 2001, 2000 and 1999.

                           Summary Compensation Table
                                                                                                         Long-Term
                                                                 Annual Compensation                   Compensation
Name and Principal Position                            Year            Salary            Bonus         Stock Options
---------------------------                            ----            ------            -----         -------------
Bruce Sinclair                                         2001          $ 174,387      $         0           375,000
  President, Chief Executive Officer,                  2000            235,627           67,322           500,000
  Director                                             1999            204,730          134,617           100,000
Charles Brown                                          2001            117,943                0           225,000
  Vice President of Sales and Marketing                2000            138,683           42,692           200,000
                                                       1999            128,156           50,885           535,000
James Chinnick                                         2001            104,218                0           225,000
  Vice President of Engineering                        2000             97,482           71,631           200,000
                                                       1999             87,748           76,732           630,000
Scott Worthington                                      2001             89,800                0           225,000
  Vice President and Chief Financial Officer           2000            111,665           25,784           200,000
                                                       1999            103,863           26,923           450,000

Options Granted in Fiscal 2001

         The following table summarizes option grants during 2001 to the executive officers named in the Summary Compensation Table (the "Named Executive Officers").

                                                                                                  Potential Realizable
                             Number of   Percent of                                             Value at Assumed Annual
                            Securities   Total Options    Exercise     Market                      Rates of Stock Price
                            Underlying   Granted to       or Base     Price on                      Appreciation for
                              Options    Employees in       price     Date of    Expiration            Option Term
Name                        Granted (#)  Fiscal Year       ($/sh)      Grant        Date       0%    5%($)     10%($)
----                        ----------   -----------      -------     -------    -----------  ---    ------    -----
Bruce Sinclair .......        25,000(1)      1.1%           $1.63        1.63      2/28/11     0    $2,038     $  4,075
                             350,000(2)     15.0%            0.43        0.43     10/10/11     0     7,525       15,050
Charles Brown ........        25,000(1)      1.1%            1.63        1.63      2/28/11     0     2,038        4,075
                             200,000(2)      8.6%            0.43        0.43     10/10/11     0     4,300        8,600
James Chinnick .......        25,000(1)      1.1%            1.63        1.63      2/28/11     0     2,038        4,075
                             200,000(2)      8.6%            0.43        0.43     10/10/11     0     4,300        8,600
Scott Worthington ....        25,000(1)      1.1%            1.63        1.63      2/28/11     0     2,038        4,075
                             200,000(2)      8.6%            0.43        0.43     10/10/11     0     4,300        8,600
--------------------
(1)   Options vest at a rate of one third per year from date of award.
(2)   Options vest during fiscal 2002.


                                                              Proxy Statement-11
Option Exercises and Fiscal Year-End Values

     The following table sets forth the aggregate value of unexercised options to acquire shares of the common stock held by the Named Executive Officers on December 31, 2001. None of our Named Executive Officers exercised options during the year ended December 31, 2001.

   Aggregated Option Exercises in Last Fiscal Year and Year End Option Values

                                                 Number of Unexercised            Value of Unexercised In-the-Money
                                                   Options at FY-End                    Options at FY-End(1)
                                            Exercisable        Unexercisable       Exercisable        Unexercisable
                                            -----------        -------------       -----------        -------------
D. Bruce Sinclair...................           1,565,000           1,185,000            $0                 $0
Charles Brown.......................             553,600             746,000            0                   0
James Chinnick......................             354,000             731,000            0                   0
T. Scott Worthington................             782,400             595,000            0                   0
-------------------

(1) Calculated based on the difference between the exercise price and the price of a share of common stock on December 31, 2001. The closing sale price of the common stock was $0.25 on December 31, 2001.

Employment Arrangements

         D. Bruce Sinclair. On November 18, 1997, we entered into an employment agreement for an initial term of one year subject to annual extensions thereafter. Under this employment agreement, Mr. Sinclair serves as our President and Chief Executive Officer. Mr. Sinclair may participate in our employee fringe benefit plans or programs generally available to employees of comparable status and position. In the event that we terminate Mr. Sinclair without cause, we will pay his base compensation, bonus and health benefits to which he was entitled on the date of his termination for 36 months. Upon termination of Mr. Sinclair's employment for cause, we will have no obligation to Mr. Sinclair. Under his employment agreement, Mr. Sinclair is subject to restrictive covenants, including confidentiality provisions. Also, during his employment and for 12 months after termination of employment with us, Mr. Sinclair is subject to a non-competition provision.

         Charles W. Brown. On February 16, 1998, we entered into an employment agreement with Mr. Brown in substantially the same form as that described for Mr. Sinclair. Mr. Brown serves as our Vice President of Marketing. In the event that we terminate Mr. Brown without cause, we will pay his base compensation, bonus and health benefits to which he was entitled on the date of his termination for 12 months.

         James H. Chinnick. On January 4, 1999, we entered into an employment agreement with Mr. Chinnick in substantially the same form as that described for Mr. Sinclair. Mr. Chinnick serves as our Vice President of Technology. In the event that we terminate Mr. Chinnick without cause, we will pay his base compensation, bonus and health benefits to which he was entitled on the date of his termination for 12 months. Mr. Chinnick is subject to a non-competition provision during his employment and for any period of continued compensation pursuant to the termination of employment without cause by us.

         T. Scott Worthington. On January 5, 1998, we entered into an employment agreement with Mr. Worthington in substantially the same form as that described for Mr. Sinclair. Mr. Worthington serves as our Vice President and Chief Financial Officer. In the event that we terminate Mr. Worthington without cause, we will pay his base compensation, bonus and health benefits to which he was entitled on the date of his termination for 12 months.

                                                              Proxy Statement-12



         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of May 22, 2002, information with respect to our common stock owned beneficially by each director or nominee for director, by our Chief Executive Officer, by all officers and directors as a group and by each person known by us to be a beneficial owner of more than 5% of the outstanding shares of common stock. Except as otherwise indicated below, each person named has sole voting and investment power with respect to the shares indicated.

                                                                     Amount of Common Stock       % of Common Stock
----------------------------------------------------------------      Beneficially Owned(1)          Outstanding
                                                                     ----------------------       -----------------
Name and Address of Beneficial Owner
------------------------------------
D. Bruce Sinclair (2)                                                       4,797,055                    4.11%
Cameron A. Mingay (3)                                                         249,000                    0.22%
Gerry Chastelet (4)                                                           200,000                    0.17%
John Curry (5)                                                                170,000                    0.15%
Dennis Wing (4)                                                               150,000                    0.13%
Charles Brown (6)                                                             913,963                    0.80%
Jim Chinnick (7)                                                              629,823                    0.55%
T. Scott Worthington (8)                                                    1,142,136                    0.99%
                                                                        -------------                ---------

All Directors and Executive Officers (8 persons)                            8,251,977                    6.89%
                                                                        -------------                ---------

Crescent International Limited (9)                                         16,438,375                   14.41%
Clarendon House
2 Church Street, Hamilton H 11, Bermuda

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC") that deem shares to be beneficially owned by any person who has voting or investment power with respect to such shares. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of May 22, 2002 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2) Consists of 1,090,611 shares of common stock, 1,200,000 shares, which are subject to an Escrow Agreement, dated March 16, 1998, as amended September 27, 1999, 505,611 shares issuable upon exercise of warrants and 1,573,333 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of May 22, 2002.
(3) Consists of 25,000 shares of common stock, 46,500 shares issuable upon exercise of warrants and 152,500 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of May 22, 2002.
(4) Consists of shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of May 22, 2002.
(5) Consists of 20,000 shares of common stock and 125,000 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of May 22, 2002.
(6) Consists of 75,628 shares of common stock, 126,402 shares issuable upon exercise of warrants and 561,933 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of May 22, 2002.
(7) Consists of 43,090 shares of common stock, 74,400 shares issuable upon exercise of warrants and 362,333 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of May 22, 2002.
(8) Consists of 75,001 shares of common stock, 126,402 shares issuable upon exercise of warrants and 790,733 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of May 22, 2002.
(9) Consists of 16,438,375 shares of common stock issuable upon conversion of 19,000 shares of 5% Series D convertible non-voting preferred stock which are currently convertible. The number of shares is calculated based on 95% of the average of the 3 lowest consecutive closing bid prices for the 22 trading days prior to May 22, 2002.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires officers, directors and persons who beneficially own more than 10% of a class of our equity securities registered under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on a review of the forms we have received and on representation from certain reporting persons, we believe that, during the year ended December 31, 2001, all Section 16(a) filing requirements applicable to its officers, directors and 10% beneficial owners were complied with by such persons. Subsequent to year-end, the Annual Statements of Beneficial Ownership of Securities, on Form 5, were filed 11 days late by D. Bruce Sinclair, Charles
W. Brown, James H. Chinnick, T. Scott Worthington, Cameron A. Mingay, Gerry Chastelet, John E. Curry and Dennis R. Wing.

                                                              Proxy Statement-13
                      PERFORMANCE MEASUREMENT COMPARISON(1)

     The following table shows the total stockholder return of an investment of $100 in cash on December 31, 1995 for: (a) our common stock, (b) the Nasdaq Stock Market (U.S.) Index, and (c) the Nasdaq Telecommunications Index. All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year:

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN*
              AMONG WAVERIDER COMMUNICATIONS INC., THE NASDAQ STOCK
           MARKET (U.S.) INDEX AND THE NASDAQ TELECOMMUNICATIONS INDEX



             WAVERIDER    NASDAQ STOCK MARKET (U.S.) NASDAQ TELECOMMUNICATIONS
Dec '96    $    100.00        $  100.00                      $  100.00
Dec.'97    $  1,777.78        $  123.65                      $  146.00
Dec.'98    $  4,166.67        $  172.65                      $  238.53
Dec.'99    $  3,571.43        $  320.42                      $  483.52
Dec.'00    $  2,331.43        $  194.53                      $  220.69
Dec.'01    $    396.83        $  153.57                      $  112.68

* $100 Invested on 12/31/96 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

(1) The material in this section is not "soliciting material", is not deemed "filed" with the SEC, and is not to be incorporated by reference into any of our filings the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company's common shares are quoted under the symbol "WAVC" on the OTC Bulletin Board. The Company had approximately 1,000 common shareholders of record as of May 21, 2002. This number does not include shareholders whose shares are held in street or nominee names.

Dividends: While there are no restrictions on the ability of the Company to pay dividends other than those common to all companies incorporated under the laws of the State of Nevada, no dividends have been paid to common stock shareholders by the Company in the last two years. The Company does not expect to pay a cash dividend on its common stock in the foreseeable future and payment of dividends in the future will depend on the Company's earnings and cash requirements.

                             ADDITIONAL INFORMATION

     The Company will mail, without charge, a copy of the Annual Report on Form 10-K,if requested to do so by a stockholder. Direct requests should be directed to Investor Relations, WaveRider Communications Inc., 255 Consumers Road, Suite 500, Toronto, Ontario, Canada M2J 1R4.

                                                              Proxy Statement-14

                                   APPENDIX A

                          WAVERIDER COMMUNICATIONS INC.

                        EMPLOYEE stock option (2002) plan

SECTION 1.        Purpose of the Plan

         1.1 This Employee Stock Option (2002) Plan, (the "Plan") is intended to further the growth and advance the best interests of WAVERIDER COMMUNICATIONS INC. (the "Company"), and affiliated companies, by supporting and increasing the Company's ability to attract and retain persons of experience and ability, and whose services are considered valuable, to encourage the sense of proprietorship in such persons, and to stimulate the active interest of such persons in the development and success of the Company and affiliated companies.

SECTION 2.        Definitions

         2.1 Whenever used in this plan, except where the context might clearly indicate otherwise, the following terms shall have the meanings ascribed to them:

(1)      "Act" means the U.S. Securities Act of 1933, as amended.
(2)      "Affiliate" means any Parent or Subsidiary of the Company.
(3)      "Award" or "Grant" means any grant of an Option made under this Plan.
(4) "Board" means the Board of Directors of the Company and where applicable includes any Committee to whom any powers of the Board have been delegated in accordance with this Plan.
(5)      "Code" means the Internal Revenue Code of 1986, as amended.
(6) "Date of Grant" means the day the Board authorizes the grant of an Option or such later date as maybe specified by the Board as the date a particular grant will become effective.
(7)      "Employee" means and includes the following persons:

         (i) executive officers, officers and directors, (including advisory and other special directors), of the Company or an Affiliate;
         (ii) full-time and part-time employees of the Company or an Affiliate;
         (iii) any person or entity engaged by the Company or an Affiliate, as a consultant, advisor or agent; and,
         (iv) a lawyer, law firm, accountant, accountant firm, or other professional or professional firm, engaged by the Company or an Affiliate.

(8) "Incentive Option" means any Option designated and qualified as an "incentive stock option" within the meaning of Section 422 of the Code. The Company intends that Incentive Options will qualify as "incentive stock options" within the meaning of Section 422 of the Code, and the terms of this Plan shall be interpreted in accordance with this intention; the Company makes no warranty, however, as the qualification of any Option as an Incentive Option.
(9)      "Nonqualified Option" means any Option that is not an Incentive Option.
(10)     "Optionee" means an Employee to whom an Option has been granted.
(11) "Outside Director" means any director who (i) is not an employee of the Company or of any "affiliated group," as such term is defined in
         Section 1504(a) of the Code, which includes the Company (an "Affiliate"), (ii) is not a former employee of the Company or any Affiliate who is receiving compensation for prior services (other than benefits under a tax-qualified retirement plan) during the Company's or any Affiliate's taxable year, (iii) has not been an officer of the Company or any Affiliate and (iv) does not receive remuneration from the Company or any Affiliate, either directly or indirectly, in any capacity other than as a director. "Outside Director" shall be determined in accordance with Section 162(m) of the Code and the Treasury regulations issued thereunder.

                                                              Proxy Statement-15

(12) "Parent" means any corporation owning 50% or more of the total combined voting stock of all classes of the Company or another company qualifying as a Parent within this definition.
(13) "Participant" means an Employee to whom an award of Stock has been made.
(14) "Plan Shares" means shares of Stock from time to time subject to this Plan.
(15) "Subsidiary" means a company more than 50% of whose total combined capital stock of all classes is held by the Company or another company qualifying as a Subsidiary within this definition.

SECTION 3.        Term

         3.1 This Plan shall be effective as of the 9th day of July, 2002, and no Options shall be granted pursuant to this Plan after its expiration. This Plan shall expire on the 8th day of July, 2012, unless sooner terminated in accordance with the terms herein, with the exception of any Options then outstanding which shall remain in effect until they have expired or have been exercised.

SECTION 4.        Administrator of the Plan

         4.1 This Plan shall be administered by the Board; however, the Board intends to delegate the administration to a Stock Incentive Plan Committee (the "Committee") consisting of all members of the Compensation Committee of the Company who qualify as Outside Directors. The Committee shall have at least two
(2) members at all times. It is the intention of the Company that the Plan shall be administered to comply with the provisions of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"), but the authority and validity of any act taken or not taken by the Committee shall not be affected if any person administering the Plan is not a Non-Employee Director as defined in the Rule. Except as specifically reserved to the Board under the terms of the Plan, the Committee shall have full and final authority to operate, manage and administer the Plan on behalf of the Company.

         4.2 If the administration of this Plan is delegated to the Committee, the Committee shall have, in connection with the administration of the Plan, the powers possessed by the Board. The Board may abolish or change the Committee at any time and revest in the Board the administration of the Plan.

         4.3 A majority of the members of the Committee shall constitute a quorum. All decisions and selections made by the Committee pursuant to this Plan's provisions shall be made by a majority of its members. Any decision reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made by a majority at a meeting duly held.

         4.4 Subject to the terms herein, "Administration" shall include the full authority and sole and absolute discretion to designate Plan participants, to determine the provisions, restrictions, conditions and terms of the Options, (which need not be identical as to number of shares covered by any Option, the method or exercise as related to exercise in whole or in installments, or otherwise), including the Option price, and to interpret the provisions and supervise the administration of this Plan. Administration shall also include the authority to provide that certain Options not vest (that is, become exercisable), until expiration of a certain period after issuance or until other conditions are satisfied, so long as not contrary to this Plan.

         4.5 In no event may any Plan participant be granted Awards with respect to more than a million (1,000,000) shares of Stock in any calendar year. The number of shares of Stock relating to an Award granted to a Plan participant in a calendar year that is subsequently forfeited, canceled or otherwise terminated shall continue to count toward the foregoing limitation in such calendar year. In addition, if the exercise price of an Award is subsequently reduced, the transaction shall be deemed a cancellation of the original Award and the grant of a new one so that both transactions shall count toward the maximum shares issuable in the calendar year of each respective transaction.

                                                              Proxy Statement-16

         4.6 Each Option shall be evidenced by an agreement in writing containing the provisions, terms and conditions of each such Option granted consistent with the provisions of this Plan.

SECTION 5.        Stock Subject to the Plan

         5.1 A total of 10,000,000 Plan Shares shall be subject to this Plan. The Plan Shares shall consist of unissued shares of Common stock or previously issued shares of Common stock reacquired and held by the Company or any Affiliate and such number of Plan Shares shall be and are hereby reserved for such purpose. Any Plan Shares which may remain unsold and which are not subject to outstanding Options at the termination of this Plan shall cease to be reserved for the purpose of this Plan, but until termination of this Plan, the Company shall at all times reserve a sufficient number of shares to meet the requirements of this Plan. Should any Option expire or be cancelled prior to its exercise in full, the unexercised Plan Shares subject to such Option may again be subjected to an Option under this Plan.

SECTION 6.        Persons Eligible to Participate

         6.1 Grants of Incentive Stock Options shall be made only to persons who are, on the effective date of the grant, employees of the Company or any Subsidiary. The Board, (or the Committee, as the case may be), shall have the full power to designate from among the eligible parties, those to whom Options may be granted. A person who has been granted an Option hereunder may be granted an additional Option or Options. Persons eligible under this Plan additionally may be granted one or more options under any other compensatory or stock option plan or awarded shares under any other benefit plan of the Company. No Option shall confer any right upon the Optionee with respect to the continuation of his employment (or his position as an officer, director, employee, agent or consultant), with the Company or any Affiliate, and shall not interfere with the right of the Company or any Affiliate to terminate such relationship(s) at any time in accordance with law and any other agreements in force.

         6.2 Annual Limit on Incentive Stock Options. To the extent required for "incentive stock option" treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its Subsidiaries become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. Notwithstanding the foregoing, to the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its Subsidiaries become exercisable for the first time by an optionee during any calendar year exceeds $100,000 said excess shall be treated as a Non-Qualified Stock Option.

SECTION 7.        Option Exercise Price

         7.1 The exercise price per share under each Option shall be determined by the Board, (or the Committee, as the case may be), at the time the Option is granted and shall not be less than the par value of the Common Stock obtainable upon the exercise thereof; provided, however, that the exercise price of any Incentive Option shall not, unless otherwise permitted by the Code, be less than the fair market value of the Common Stock on the date the Option is granted (110% of the fair market value in the case of a Greater-Than-Ten-Percent Stockholder). For these purposes, the "fair market value" of the Common Stock shall equal (a) the closing price per share on the date of grant of the Option as reported by a nationally recognized stock exchange, (b) if the Common Stock is not listed on such an exchange, as reported by the National Market System or another automated quotation system of the National Association of Securities Dealers, Inc., or (c) if the Common Stock is not quoted on any such system, the fair market value as determined by the Committee.

SECTION 8.        Exercise Period; Vesting

         8.1 The Option exercise period shall be a term of not more than ten years from the date of granting of each Option and shall automatically terminate:

         (i) immediately following termination of the Optionee's employment for cause; or
         (ii) 60 days following termination of the Optionee's employment with the Company, without cause, for any reason other than death, provided that if the Optionee dies within such period, subclause (ii) below shall apply; or

                                                              Proxy Statement-17

         (iii) at the expiration of 12 months after the date of death of the Optionee.

         8.2 "Employment with the Company" as used in this Plan shall include:

              (i)   employment with, or
              (ii)  as to a consultant, advisor, or agent, engagement by, or;
              (iii) service as a director of

the Company or any Affiliate, in any such capacity, even if employment or engagement in another capacity ceases, and Options granted under this Plan shall not be affected by an Employee's transfer of employment within the Company or between it and any Affiliate or between any Affiliates. An Optionee's employment shall not be deemed interrupted or terminated by a bona fide leave of absence, such as sabbatical leave, military or other services required by the Government, or sick leave.

         8.3 The Board (or Committee, as the case may be), may determine at the time of grant that the Option granted shall not vest immediately, but over a specified time, in specified amounts, per time period, or subject to other restrictions or limitations. Unless otherwise set forth in the granting resolution, an Option shall vest immediately upon grant.

SECTION 9.        Exercise of Options

         9.1 The Board (or Committee as the case may be), in granting Options shall have discretion to determine the terms upon which the Options shall be exercisable, subject to applicable provisions of this Plan. Once available for purchase, unpurchased Plan Shares shall remain subject to purchase until the Option expires or terminates in accordance with the terms herein. Unless otherwise stipulated in an Option, an option may be exercised in whole or in part, one or more times, but no Option may be exercised for a fractional share. Resulting fractions shall be rounded up or down as appropriate.

         9.2 Options may be exercised solely by the Optionee or a permitted transferee during his lifetime or by a spouse or former spouse pursuant to a qualified domestic relations order, or after his death (with respect to the number of shares which the Optionee could have purchased at the time of death) by the person or persons entitled thereto under the decedent's Will or the laws of descent and distribution.

         9.3 The purchase price of the Plan Shares to which an Option is exercised shall be paid in full at the time of exercise and no Plan Shares shall be issued until full payment is made therefor. Payment shall be made either

                  (i) in cash, represented by a bank or cashier's check, certified check or money order, or made by bank wire transfer;

                  (ii)by delivering shares of the Company's Common stock which have been beneficially owned by the Optionee, the Optionee's spouse or both of them for a period of at least six months prior to the time of exercise (the "Delivered Stock"), in a number equal to the number of Plan Shares being purchased upon exercise of the options;

                  (iii) a combination of cash and delivered stock;

                  (iv) by delivery of shares of corporate stock which are freely tradable without restriction and which are part of a class of securities which has been listed for trading on the NASDAQ system or a national securities exchange, with an aggregate fair market value equal to or greater than the exercise price of the Plan Shares being purchased under the Option, (the "Other Shares"), or v) a combination of cash, Delivered Stock and Other Shares. An Option shall be deemed exercised when written notice thereof, accompanied by the appropriate payment in full, is received by the Company. No holder of an Option shall be or have any of the rights and privileges of a shareholder of the Company, in respect of any Plan Shares purchased upon exercise of an Option unless and until certificates representing such shares have been issued by the Company to him or her. The Board (or Committee as the case may be), shall have absolute discretion whether to accept Other Shares offered and in valuing such shares.

                                                              Proxy Statement-18

              (v) a personal recourse note issued by the Optionee to the Company in a principal amount equal to such aggregate exercise price and with such other terms, including interest rate and maturity, as the Company may determine in its discretion; provided, however, that the interest rate borne by such note shall not be less than the lowest applicable federal rate, as defined in Section 1274(d) of the Code.

              (vi)If permitted by the Board (or Committee, as the case may be), in its discretion, by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the purchase price; provided that in the event the Optionee chooses to pay the purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Board shall prescribe as a condition of such payment procedure. The Company need not act upon such exercise notice until the Company receives full payment of the exercise price.

SECTION 10.       Options in Substitution for Other Options

         10.1 The Board (or Committee, as the case may be), may in its sole discretion, at any time during the term of this Plan, grant new Options to an Employee under this Plan or any other stock option plan of the Company, on the conditions that such Employee shall surrender for cancellation one or more outstanding Options which represent the right to purchase (after giving effect to any previous partial exercise thereof), a number of shares, in relation to the number of shares to be covered by the new conditional grant hereunder. No such new conditional grant shall become exercisable in the absence of such Employee's consent to the condition, surrender and cancellation, as appropriate. New conditional Options shall be treated in all respects under this Plan as newly granted Options. Options may be granted under this Plan from time to time in substitution for similar rights held by Employees of other corporations who are about to become Employees of the Company or an Affiliate as a result of a merger or consolidation of the employing corporation with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing corporation, or the acquisition by the Company or an Affiliate, of stock of the employing corporation as the result of which such other corporation becomes an Affiliate.

SECTION 11.       Assignability

         11.1 Except with the express written consent of the Board, Options for Plan Shares may not be assigned nor otherwise transferred except by Will or by operation of law, pursuant to a qualified domestic relations order (as defined in Rule 16B-3 of the Securities and Exchange Commission, or any successor rule). Except with the express written consent of the Board, no Option shall be pledged or hypothecated in any manner, whether by operation of law or otherwise, and no Options shall be subject to execution, attachment or similar process. Plan Shares themselves may be assigned only after such shares have been awarded, issued and delivered, and only in accordance with law and any transfer restrictions imposed at the time of Option.

SECTION 12.       Reorganizations and Recapitalizations of the Company

         12.1 (a) The existence of this Plan and Options granted hereunder shall not affect in any way the right or power of the Company or its shareholders to make or authorize any and all adjustments, recapitalizations, reorganizations, or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company or any issue of bonds, debentures or other indebtedness, or any preferred or prior preference stocks senior to or affecting the Company's Common stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale, exchange or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

         (b) The Plan Shares in respect to which Options may be granted hereunder are shares of Common stock currently constituted. If, and whenever, prior to delivery by the Company of all of the Plan Shares which are subject to Options granted hereunder, the Company shall effect a subdivision or consolidation of shares or other capital readjustment, a stock split, combination of shares (reverse stock split), or recapitalization or other increase or-reduction in the number of shares of the Common stock outstanding

                                                              Proxy Statement-19

without receiving compensation therefore in money, services or property, and other than as a dividend, then the number of Plan Shares with respect to which options granted hereunder may thereafter be exercised shall i) in the event of an increase in the number of outstanding shares, be proportionately increased and the cash consideration payable per share shall be proportionately reduced; and ii) in the event of a reduction in the number of outstanding shares, be proportionately reduced and the cash consideration payable per share shall be proportionately increased.

         (c) In the event of a consolidation or merger or sale of all or substantially all of the assets of the Company in which outstanding shares of common stock are exchanged for securities, cash or other property of any other corporation or business entity, or in the event of a liquidation of the Company, the Board, or the board of directors of any corporation assuming the obligations of the Company, may, in its discretion, take any one or more of the following actions, as to some or all outstanding Options (and need not take the same action as to each such Option): (i) provide that such Options shall be assumed, or equivalent Options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), provided that any such Options substituted for Incentive Stock Options shall meet the requirements of Section 424(a) of the Code, (ii) upon written notice to the Optionees, provide that all unexercised Options will terminate immediately prior to the consummation of such transaction unless exercised by the Optionee (to the extent otherwise then exercisable) within a specified period following the date of such notice, (iii) in the event of a merger under the terms of which holders of the common stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the merger (the "Merger Price"), make or provide for a cash payment to the Optionees equal to the difference between (A) the Merger Price times the number of shares of common stock subject to such outstanding Options (to the extent then exercisable at prices not in excess of the Merger Price) and
(B) the aggregate exercise price of all such outstanding Options, in exchange for the termination of such Options, and (iv) provide that all or any outstanding Options shall become exercisable in full immediately prior to such event.

         (d) Except as expressly provided above, the Company's issuance of shares of capital stock of any class, or securities convertible into shares of capital stock of any class, as dividends or for cash, property, labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into or exchangeable for shares of capital stock or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of Plan Shares subject to Options granted hereunder or the purchase price of such shares.

SECTION 13.       Purchase for Investment

         13.1 Unless the Plan Shares covered by this Plan have been registered under the Act prior to issuance, each person exercising an Option under this Plan may be required by the Company to give a representation in writing that he is acquiring shares for his or her own account for investment and not with a view to or for sale in connection with the distribution of any part thereof.

SECTION 14.       Laws and Regulations

         14.1 This Plan and the granting and exercise of Options hereunder, and the obligation of the Company to sell and deliver Plan Shares under such Options, shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

SECTION 15.       Withholding of Taxes

         15.1 If subject to withholding tax, the Company may be required to collect withholding taxes upon the exercise of an Option. The Company may require, as a condition to the exercise of an option that the Optionee concurrently pay to the Company the entire amount or a portion of any taxes which the Company is required to withhold by reason of such exercise, in such amount as the Company in its discretion may determine. In lieu of part or all of any such payment, the Optionee may elect to have the Company withhold from the Plan Shares to be issued hereunder, a sufficient number of shares to satisfy withholding obligations.

SECTION 16.       Reservation of Shares

         16.1 The stock subject to this Plan, shall, at all times, consist of authorized but unissued Common shares, or previously issued shares of Common stock reacquired or held by the Company or an Affiliate, equal to the maximum number of shares the Company may be required to issue under this Plan, and such number of Common shares is hereby reserved for such purpose. The Board, (or Committee, as the case may be), may decrease the number of shares subject to this Plan, but an increase in such number may only occur as a consequence of a stock split or other reorganization or recapitalization affecting all Common shares.

                                                              Proxy Statement-20

SECTION 17.       Termination of the Plan

         17.1 The Board may suspend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of a person granted an Option under this Plan prior to that date. Otherwise, this Plan shall terminate on the earlier of the date previously specified herein, or the date when all the Plan shares have been issued.

SECTION 18.       Amendment of the Plan

         18.1 The Board may amend or alter this Plan at any time in such respects as it shall deem advisable in order to conform to any change in any other applicable law, or in order to comply with the provisions of any rule or regulation of the Securities and Exchange Commission required to exempt this Plan or any Options granted hereunder from the operation of Section 16(b) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), or in any other respect not inconsistent with Section 16(b) of the Exchange Act; provided that no amendment or alteration shall be made which would impair the rights of any participant under any Option theretofore granted, without his consent (unless made solely to conform such Option to and necessary because of changes in the foregoing laws, rules or regulations).

SECTION 19.       Delivery of a Copy of the Plan

         19.1 A copy of this Plan shall be delivered to every person to whom an Option is granted.

SECTION 20.       Liability

         20.1 No member of the Board of Directors, the Committee (where applicable), or any other committee of Directors, Officers, Employees, or agents of the Company or any Affiliate, shall be personally liable for any action, omission or determination made in good faith in connection with this Plan.

SECTION 21.       Miscellaneous Provisions

         21.1 The place of administration of this Plan shall be wherever the Company's principal executive offices are located and the validity, construction, interpretation and effect of this Plan and of its rules, regulations and rights relating to it, shall be determined solely in accordance with the laws of the State of Nevada. Without amending this Plan, the Board, (or Committee as the case may be), may issue Plan Shares to employees who are foreign nationals or employed outside the United States or both, on such terms and conditions different from those specified in this Plan but consistent with the purpose of this Plan, as it deems necessary and desirable to create equitable opportunities, given the difference in tax laws in such other countries. All expenses of administering this Plan and issuing Plan Shares shall be borne by the Company.

         By signature below, the undersigned officers of the Company hereby certify that the foregoing is a true and correct copy of the Employee Stock Option (2002) Plan of the Company.

Dated:  July 9, 2002.                   WAVERIDER COMMUNICATIONS INC.


                                        By:
                                           -------------------------------------
                                           D. Bruce Sinclair, President


                                           -------------------------------------
                                           Cameron A. Mingay, Secretary

                                                              Proxy Statement-21
                                   APPENDIX B

                           TEXT OF PROPOSED AMENDMENT

         RESOLVED: The shareholders of this corporation have, at an annual general meeting of shareholders held Tuesday July 9, 2002, duly adopted an amendment to the Articles of Incorporation of the corporation, consisting of amendment to the first paragraph of Article FIFTH, to among other things, increase the number of authorized shares of common stock. The amendment thus adopted is as follows:

         "FIFTH, The aggregate number of shares of capital stock of all classes which the Corporation shall have authority to issue is FOUR HUNDRED AND FIVE MILLION (405,000,000), of which FOUR HUNDRED MILLION (400,000,000) shares having a par value of $0.001 per share shall be of a class designated "Common Stock" (or "Common Shares") and FIVE MILLION (5,000,000) shares having a par value of $0.001 per share shall be of a class designated "Preferred Stock" (or "Preferred Shares"). All shares of the Corporation shall be issued for such consideration or considerations as the Board of Directors may from time to time determine. The designations, voting powers, preferences, optional or other special rights and qualifications, limitations, or restrictions of the above classes of stock shall be as follows:

                                                     Description of Business B-1

                             DESCRIPTION OF BUSINESS

Background

We commenced activities in the wireless industries through the acquisition of Major Wireless Communications Inc. in May 1997. Major Wireless was organized in British Columbia, Canada, as a private company in 1996 to address an existing and growing market need to provide cost-effective, high-speed wireless Internet links. In May 1997, Major Wireless consummated a business combination with Channel i Inc., pursuant to which Channel i Inc., a company trading on the OTC Bulletin Board, issued stock to the stockholders of Major Wireless. Major Wireless became a subsidiary of Channel i Inc., and Channel i Inc. changed its name to WaveRider Communications Inc. WaveRider then completed a private placement of common and preferred share units for $1.5 million.

     On June 11, 1999, WaveRider acquired Transformation Techniques, Inc. or TTI through a merger with our newly created subsidiary WaveRider Communications
(USA) Inc. On October 1, 2000, we acquired ADE Network Technology Pty Ltd. or ADE of Melbourne, Australia, a privately held wireless infrastructure company. Subsequently, we changed the name of ADE to WaveRider Communications (Australia) Pty Ltd.

     We were originally incorporated under the laws of the State of Nevada on August 6, 1987, as Athena Ventures Inc. From 1987 until the acquisition of Channel i PLC in November 1993, Athena Ventures had no activities or operations. From November 1993 until May 1997, the company operated under the names Channel i Limited and Channel i Inc. and was in the business of developing an interactive multimedia kiosk network to provide consumers with convenient access to an array of products and services. Prior to the acquisition of Major Wireless Communications Inc. (which is now known as WaveRider Communications (Canada) Inc.) in May 1997, Channel i Inc. had become inactive.

     Our executive offices are located at 255 Consumers Road, Suite 500, Toronto, Ontario, Canada, M2J 1R4. Our telephone number is (416) 502-3200 and our Web Site address is www.waverider.com.

WaveRider Communications Inc. - Our Business

     We design, develop, market and support fixed wireless Internet access products. Our products are designed to deliver efficient, reliable, and cost-effective solutions to bringing high-speed Internet access to markets around the world.

     We are focused on providing the solution to the "last mile" problem faced by traditional wired telecommunications services: how to profitably build out a network that provides the level of services demanded by end users. In medium to small markets, and in areas of the world with limited or no existing telecommunications infrastructure, the cost to install or upgrade wired services to provide the level of access customers expect can be prohibitive.

     We believe that our fixed wireless Internet access products are faster and less expensive to deploy than traditional wired services, with a lower cost-per-user to install, deploy and manage.

     Our wireless network products are designed to operate in the license-free ISM radio spectrum, which facilitates a more rapid and low-cost market introduction for service providers than for licensed or hardwire solutions. Our products utilize direct sequence spectrum or DSS communications, which ensures reliable, secure, low-interference communications.

     Our Products

     Our current product portfolio includes the Last Mile Solution or LMS product line and the Network Communications Links or NCL product line. These product families are designed to deliver scalable, high-speed, fixed wireless Internet access to all sizes of businesses, home offices and residential users.

     Both our LMS and NCL product families include our proprietary technologies developed at our research and development facility.

                                                     Description of Business B-2

Last Mile Solution

      The LMS product family includes the LMS2000, LMS3000and LMS4000 wireless networks. The LMS family is designed to enable service providers to deliver high-speed Internet access to both business and residential customers. The LMS series supports a variety of services including Internet access for e-mail, large file transfers, web browsing, and streaming audio and video. All LMS products are optimized for Internet Protocol or IP networks. Connectivity is provided to the end-users via a LMS end-user modem designed specifically for business or residential use.

The Last Mile Solution wireless networks include a Network Management System or NMS which features subscriber management, data distribution and bandwidth management, interface to the service provider's network, user authentication and network security management. The NMS enables service providers to offer varying levels of services to their customers via a single network, monitor their network from a single location and implement detailed customer billing systems. The network is designed to be highly scalable, allowing service providers to begin with a small initial network and gradually build out a larger network with more users over time.

     LMS2000

     The LMS2000 was the first of our Last Mile Solution products to be released and enables service providers to deliver high-speed Internet access to business customers. Operating in the license-free 2.4 GHz spectrum, the LMS2000 delivers raw data throughput speeds of up to 11 megabits per second (Mbps) via line-of-sight connectivity.

     LMS3000

     Our LMS3000 is designed to deliver high-speed wireless Internet access to small business and residential users. The LMS3000 operates in the license-free 900 MHz spectrum and delivers data throughput speeds up to 1.4 Mbps. The LMS3000 delivers non-line-of-sight communication between the communications access point and the end-user modem, which eliminates the need for an external antenna. The LMS3000 modem has its own antenna and can be easily set up by the end-user.

     LMS4000

     We also offer the combined capabilities of the LMS2000 and the LMS3000 in a single network called the LMS4000. A fully deployed LMS4000 network can connect more than 10,000 users in a combination of 2.4 GHz line-of-sight and 900 MHz non-line-of sight.

NCL Products

     The NCL product family is a series of wireless bridges and routers designed specifically for use by internet service providers, network managers and information technology managers. Offering point-to-point and point-to-multipoint line of sight wireless connectivity in the 2.4 to 2.485 GHz license-free frequency band, our NCL products can be used to establish wide area networks and building-to-building links. The NCL can connect a single computer or computer network to other single computers or computer networks.

     The operating system built into the NCL products incorporates a complete Simple Network Management Protocol or SNMP compliant managed routing solution, which facilitates the installation and use of these products. The operating system also integrates Internet Protocol or IP, which provides a variety of network routing capabilities.

     We launched our first product, the NCL135, during the first quarter of 1999. The latest product in our NCL family, the NCL1170 bridge/router, was launched in May 2001. The NCL1170 delivers high-speed wireless connections for LAN-to-LAN and LAN-to-Internet connectivity. The NCL1170 delivers throughput speeds up to 7.75 mbps, using our proprietary radio technology that uses an 11 mbps radio. The product can be used for point-to-point and point-to-multipoint applications and to extend Ethernet networks without additional telephone lines.

                                                     Description of Business B-3

Our Market

     The market for our fixed wireless access products is driven by the worldwide demand for Internet access as well as the increasing demand for high speed Internet access. Our target market in North America is comprised of cities with a population of fewer than 150,000, suburban areas of larger cities and industrial parks. In this potential market, our products address the demands of organizations and consumers who require broadband access to the Internet, but do not have access to cable or digital subscriber line connections from traditional service providers. We believe this market includes 40% of North American homes and businesses.

     The growth in the number of Internet users in the United States is slowing due to a high level of penetration, nevertheless the Internet population is expected to grow from 166 million users in 2002 to 208 million in 2005 according to eTForecasts. The greatest growth potential is provided by the demand for broadband Internet access. According to a study released by eMarketer in July 2001, there will be nearly 10 million broadband households by the end of 2001. They further project that this figure will rise to over 31 million households by 2004. We estimate that our addressable market for wireless broadband access will account for over 10 percent of all broadband subscribers.

     In many international markets, the telecommunications infrastructure is inadequate or unavailable for basic Internet access. In these markets, our wireless products have a significant cost advantage over wired technologies. Accordingly, our international target markets are broader than our North American target market, and we believe have an even greater revenue potential as large parts of less developed regions such as China, India, Africa, South East Asia and South America have only limited and high cost Internet access. To tap these markets, we have focused significant sales and marketing efforts internationally. This has proven particularly advantageous given the current North American economic slowdown and curtailment of telecommunications related capital expenditures. During 2001 our revenue from international markets exceeded that from North America and we expect this trend to continue.

     Internet access prices can be broken down into three components: access equipment, Internet access provision and telephone service charges. In relative terms, the costs to get connected are much higher in developing countries. While prices may not differ drastically in absolute terms, there is a large gap between high and low income countries when costs relative to per capita income are considered. In our view, fixed wireless access technology is well positioned to bridge the gap between those who have access to high-speed services and those who do not, and could also provide the means to overcome the obstacles gaining basic access to the Internet. We believe there are significant advantages, such as reduced cost and faster deployment, to our fixed wireless access technology over traditional wired access.


     In summary, the key demand drivers for fixed wireless access include:

         o        Growth in the number of Internet users world wide,
         o        Growing demand for high speed Internet access,
         o Scarcity of access technologies that are capable of efficiently and economically delivering more than 1 Mbps, Lack of wireline infrastructures in developing countries, and
         o Lack of suitable broadband access technologies in rural and suburban areas in North America.

     In meeting these market requirements, our fixed wireless access product line offers several benefits as a communications technology:

         o Instant blanket coverage without digging up streets or leasing capacity from competitors,
         o A pay-as-you-grow deployment model, which allows for low-cost market entry with incremental costs matched to incremental revenues,
         o Bandwidth increments that address the requirements of small/mid-size businesses,
         o Point-to-multipoint technology allows for burstable, bandwidth on demand services, which are specially suited towards a data-centric environment,
         o Wireless technology enables those who do not have access to copper, coaxial or fiber optic wire to participate in the high-speed Internet access market,

                                                     Description of Business B-4

         o Significant cost advantages through the use of license-free radio frequencies, and
         o Easy to set up, non-line-of-sight modems result in further significant cost savings by avoiding expensive truck rolls to install customer premise equipment.

         There are a number of different forecasts for fixed wireless access users that predict steady growth in the next few years. ARC Group, for example, projects that in the United States users that access the Internet using fixed wireless access modems will increase from 180,000 in 2000 to 6.76 million in 2005. Rapid growth is also predicted for Europe, the Far East and China. Globally, fixed wireless access users are projected to grow from a total of 240,000 in 2000 to more than 28 million in 2005.

         Also, in a study published by Allied Business Intelligence Inc in July 2001, wireless Internet subscribers in the unlicensed frequency are projected to approach 7 million by year-end 2006. According to the study the use of unlicensed frequencies is growing faster than other fixed wireless because of lower costs and reduced barriers to entry into the market.

     The industry projections presented above were provided in studies performed by two industry sources:

         o ARC Group provides a range of analysis, research and consultancy services to leading clients around the world, with a team of full time consultants based in the UK supported by a global network of associates and analysts; and
         o Allied Business Intelligence Inc., a New York based technology research think tank specializing in communications and emerging technology markets. Allied publishes strategic research on the broadband, wireless, electronics, networking and energy industries.

         The studies contain forward-looking information which is based on expectations and projections about future events in the wireless industry. Actual results in the industry could differ materially from the results of these studies. We have done nothing to verify the accuracy of the underlying sources of the studies or the assumptions used in the studies.

         Currently, our products operate in the unlicensed spectrum, specifically 900 MHz and 2.4 GHz. We believe that our 900 MHz products in particular could enjoy wide acceptance because of their non-line-of-sight and easy to set up features. Deployments that combine business and consumer subscribers can be shown to offer a viable and profitable business case for service operators.


Our Market Strategy

         We believe that we are in a position to meet the Internet access needs of organizations and consumers in North America and abroad. In North America, our products address the demands of users who require broadband access to the Internet, but do not have access to cable or digital subscriber line connections from traditional service providers. These customers are typically found in smaller cities in North America, and in most suburban and semi-rural areas where there are few Internet access options other than traditional telephone dial-up connections.

         In many international markets, the basic telecommunications infrastructure is inadequate or unavailable for basic Internet access. In these markets, our wireless products have a significant cost advantage over wired technologies. In addition, they can be deployed rapidly and be maintained easily.

         Our approach to the market uses a direct and indirect sales model consisting of strategic industry partnerships and key relationships: direct to strategic partners such as carriers and Internet service providers and indirect to channel partners including distributors, value added resellers and system integrators.

     For the LMS product family, we market directly to Internet service providers, telephone companies (including competitive local exchange carriers, independent local exchange carriers and independents) cellular providers and emerging carriers. In some international markets, we will form alliances with local partners who will provide sales, support and installation services for LMS systems.

     The LMS system provides an attractive and profitable business model for operators. Our system enables the operator to provide high-speed wireless Internet access to both the business and consumer/residential markets. Also, the system's scalability allows an operator to launch a wireless network with a relatively small investment and grow the network as the number of subscribers increase.

                                                     Description of Business B-5

Target Customers

Wireless Carriers - Internet access provides wireless carriers with the opportunity to expand their service offerings and revenue base. Wireless carriers are an attractive target market for us because they have wireless expertise and an existing infrastructure that can be used to build a wireless Internet access service using our equipment.

         Rural cellular providers in the United State provide the largest potential in this segment. There are approximately 428 Rural Service Areas in the United States. The cost to develop and build an advanced rural communication network infrastructure is substantial. Our systems enable the rural cellular providers to establish a wireless Internet access service to meet the demand for broadband services at a relatively low cost per subscriber.

         Wireline Carriers (Independent Telephone Companies) - Independent regional telephone companies offer a significant potential market for our wireless service package. This target is attractive for us because of the market serviced by these companies where there is an unmet need for broadband services, and because the challenges they face in expanding the range of services to customers.

         In the United States there are nearly 1,000 independent telephone companies ranging in size from fewer than 50 customers to more than 50,000. These companies provide telephone service to nearly 5 million rural Americans. In Canada there are approximately 50 independent telephone companies of which 9 are municipally owned and the rest are privately owned. In addition to basic telephone service, many independents offer other communications services including cellular, paging, cable television, and Internet access services.

         Several characteristics make rural communities different from urban areas. Greater distances between centers and smaller more scattered populations make single lines more expensive given the longer cable loops required which reduce the advantage of volume concentration. Because of this and regulatory changes, much less upgrading and modernization has been done in rural areas.

         Internet Service Providers - ISPs fall into three categories: national backbone providers, regional networks and independent service providers. Independent and regional providers act as intermediaries between the owners of the transmission networks over which Internet traffic is passed and the owners of the traffic that is available on the World Wide Web. For this reason, in the internet service provider market, we are targeting national and regional operators who understand the value of incorporating a wireless strategy to enhance their position in the marketplace by lessening their dependence on independent local exchange carriers.

         The demand for high-speed access has provided additional challenges, opportunities and threats to internet service providers. As telephone companies roll out digital subscriber line services and cable companies offer their own Internet access services, the independent internet service provider has an opportunity to partner with us to remain a competitive player in the high-speed access market. In regions that lack a communications infrastructure for high-speed access, our solution provides independent and regional internet service providers with an opportunity to satisfy the demand for high-speed Internet access. We offer additional benefits to internet service providers in that by implementing a wireless Internet access system, an internet service provider can go beyond just being an access provider to becoming a communications provider with control over their own infrastructure.

         From our standpoint, internet service provider targets should occupy markets with a high demand for higher speed connections but lack the infrastructure to deliver high-speed services. These operators should also have a good mixture of home offices and business customers who require high-speed access to the Internet.

                                                     Description of Business B-6

International Sales Strategies

         Our target markets outside of North America are predicated on spectrum availability. Our LMS3000 product uses the 900 MHz spectrum and can operate only in parts of South America. The LMS2000 operates in the 2.4 GHz spectrum and can be deployed in most international markets except for Europe.

         We believe that the revenue potential for our products in international markets are even larger than in North America because the telecommunications infrastructure required for Internet access is underdeveloped in countries such as China, India, parts of South America and South East Asia. From the outset, we have focused significant sales and marketing efforts internationally.

         We recognize that international business has longer sales cycles and requires a local presence for major LMS deals. As a result, we have begun to develop our global infrastructure by establishing field sales and support offices in key strategic regions. In 2000, we acquired ADE Network Technology Pty, LTD. in Australia, a wireless product integrator. This acquisition has provided a strong base of customers and staff to exploit the market opportunities in Australia and South East Asia.

         Over the past 24 months, contracts have been established with strategic distribution partners in China, India, and the Middle East. In 2001, the Asia Pacific region represented over 45% of our revenues. Details of geographic sales and assets can be seen in note 22 of the attached financial statements.


Professional Services

         Our professional services group is an important component in our sales and marketing strategy and in our opinion, provides an important competitive advantage.

         Our professional services strategy is to deliver flexible, cost effective and market driven service offerings that exceed our customer's expectations. We are positioned to deliver this support strategy globally. During the last few months a number of key programs have been launched to meet the time to market requirements of our products.

         We have formed key global partnerships with General Dynamics' Worldwide Telecommunications Systems (an ISO 9001 company) and Comsearch-SCIENTECH to provide global engineering design and installation services of our LMS and NCL products. These two global service partners work under our program management office. This office is staffed with our program managers and systems engineers and is responsible to contract directly with our customers for these services.

         The  program  management  office,   coupled  with  our  global  service
partners, has the international capabilities to provide:

Application engineering;              System and program planning and
                                      implementation management;
Path survey, design and engineering;  Network engineering, operations and wireless services
Permitting;                           Civil works (engineering and
                                      construction);
Line of sight verification;           Backhaul;
Site inspection and audit;            Installation, testing and acceptance;
Structured cable installation; and    Final documentation.


Manufacturing and Distribution

     We have entered into long term manufacturing agreements with Solectron Corporation or Solectron and Electronic Manufacturing Group or EMG to manufacture, package and distribute our products.

                                                     Description of Business B-7

Solectron (www.solectron.com) provides a full range of global manufacturing and supply-chain management services to the world's premier high-tech electronics companies. Solectron's offerings include new-product design and introduction services, materials management, high-tech product manufacturing, and product warranty and end-of-life support. Solectron, the first two-time winner of the Malcolm Baldrige National Quality Award, has a full range of industry-leading capabilities on five continents. Its headquarters are in Milpitas, California.

Electronics Manufacturing Group - EMG is an ISO 9002 registered Electronics Manufacturing Services company that provides a complete range of integrated product development and delivery services to the global technology and electronics industry. Such services include design, rapid prototyping, manufacturing and assembly, testing, product assurance, supply chain management, worldwide distribution and after-sales service. Located in Markham, Ontario, Canada, EMG's manufacturing facility employs 200 people. EMG brings extensive insight to the principles of wireless manufacturing and production.

         Through our association with Solectron and EMG, we have the capability to meet the demands of a rapidly growing Internet market, with high quality products which are efficiently manufactured.

We provide our contract manufacturers with ongoing production forecasts to enable them to forecast and procure required parts. Under the terms of the Agreements with the contract manufacturers, we have committed to assume liability for all parts required to manufacture our forecast products for the next 13 weeks and all final assembly costs for the forecast products for the next 4 weeks, on a rolling basis.


Competition

         There is intense competition in the data communications industry. We compete not only with other fixed wireless Internet companies, but also with companies that deliver hard-wired technologies (wire or fiber optic cable). Competition is based on design and quality of the products, product performance, price and service, with the relative importance of each factor varying among products and markets.

         We compete against companies of various sizes in each of the markets we serve. Many of these companies have much greater financial and other resources available to help them withstand adverse economic or market conditions. These factors, in addition to other influences such as increased price competition and market and economic conditions could potentially impair our ability to compete.

     Our major competitors include Alvarion, Cisco/Aironet and Agere/Orinoco.


Regulation of Wireless Communications

         Currently, our technology is deployed in the highly regulated license free frequency bands. As such, our products are not subject to any wireless or transmission licensing in the United States, Canada and many other jurisdictions worldwide. The products do, however, have to be approved by the Federal Communications Commission, for use in the United States, Industry Canada, for use in Canada, and other regulator bodies for use in other jurisdictions, to ensure they meet the rigorous requirements for use of these bands.

         Continued license-free operation will be dependent upon the continuation of existing government policy and, while we are not aware of any policy changes planned or expected, this cannot be assured. License-free operation of our products in the 902 to 928 MHz and the 2.4 GHz bands are subordinate to certain licensed and unlicensed uses of the bands and our products must not cause harmful interference to other equipment operating in the bands and must accept interference from any of them. If we should be unable to eliminate any such harmful interference, or should our products be unable to accept interference caused by others, we or our customers could be required to cease operations in the bands in the locations affected by the harmful interference. Additionally, in the event the 902 to 928 MHz or the 2.4 GHz bands becomes unacceptably crowded, and no additional frequencies are allocated, our business could be adversely affected.

                                                     Description of Business B-8

Research and Development

     With the commercial release of the LMS 4000 in Q4 of 2001, we have moved our attention to sustaining engineering and product enhancement in three development areas:

         o increasing the speed and user capacity of the networks to allow more users at greater throughput speeds;
         o expanding the product offerings into other licensed and unlicensed bands, to address additional international markets; and
         o further enhancing the network capabilities of the systems to support new developing applications.

     In September 2001, we announced the lay off of over half of our staff, including a significant number of engineering and development staff. Over 2002, we intend to integrate our Research and Development facilities with our sales, marketing and support organization in Toronto. As such, our Research and Development spending declined significantly in Q4 of 2001 and we expect it to stay at this reduced level until the integration is completed in the second half of 2002.

Research and Development expenditures in 2001, excluding depreciation, amortization and non-cash stock based compensation amounted to $4,471,567 compared with $6,127,360 in 2000 and $2,319,707 in 1999.


Summary

         We are a wireless technology company that develops, manufactures and markets products to take advantage of the world-wide growth of the Internet, increasing acceptance of wireless technology, and the demand for high speed, Internet access.

         We believe that providing the "last mile solution" is the key to capitalize on the opportunities presented by today's rapidly changing telecommunications market place. The ability to provide a full suite of products and services that will quickly enable all types of users to conduct business, access services and communication is key to securing a dominant market position. The demands of the customer are growing beyond traditional voice communication, as today's end user wants access to a growing set of services that require high-speed access. As a result, we have developed a family of fixed wireless access products capable of providing wireless high-speed Internet access to businesses, organizations and consumers.

         With an early-to-market family of products that include the world's first non-line-of-sight, easy to set up, wireless Internet network available today, we are well positioned to take a leadership position in the fixed wireless access market. Further, cost advantages are derived from operating in the unlicensed frequencies and result in one of the only viable and profitable wireless Internet networks available to service providers today.


Employees

         We currently have approximately 56 employees located in our head office in Toronto, Ontario, our Research and Development facility in Calgary, Alberta and our sales offices and subsidiaries in the United States, Canada and Australia, as well as at our subsidiary, JetStream Internet Services in Salmon Arm, British Columbia.

         In March 2002, we announced plans to close our Calgary facility and integrate the operations in our Toronto location. It is our expectation that the Calgary based employees will be relocated or replaced as part of this transition. The majority of these employees are involved in the design, development and marketing of our line of wireless data communications products.

                                          Management Discussion and Analysis F-1

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION


Liquidity and Capital Resources.

We have funded our operations for the most part through equity financing and have had no line of credit or similar credit facility available to us. The Company's outstanding shares of Common Stock, par value $.001, are traded under the symbol "WAVC" on the OTC Bulletin Board.

Subsequent to year-end, during March 2002, we raised $4,497,000, less cash expenses of $134,750, through the sale of 30,096,666 shares common stock registered by us on our S-3 shelf registration statement.

On December 14, 2001, we completed a shareholders' rights offering selling 10,675,919 units, consisting of one common share and one warrant per unit, for cash proceeds of $3,132,976 and the extinguishment of debts and warrants, in the principal amount of $1,017,000, less cash expenses of $935,102 and $50,459 of expenses paid in warrants.

     On October 19, 2001, we sold promissory notes in an aggregate principal amount of $834,500 and on November 5, 2001, we sold an additional amount of $165,000. The notes have a one year term and bear interest at an annual rate of 8% plus a repayment premium of 15%. The notes are secured by a security interest in all our assets. Also, in connection with the sale of the notes we issued 2,148,925 common stock purchase warrants which are exercisable for a term of five years at a per share exercise price of $.50 per share.

On December 14, 2001, promissory notes in the principal amount of $567,000 were returned for cancellation in exchange for the holders participation in the Shareholders' Rights offering. The holders of the remaining notes may demand repayment of the notes, including the principal, all accrued interest and the repayment premium at any time up until maturity.

     On June 4, 2001, we raised $2,576,715 through the sale to Crescent International Ltd. of 30,000 shares of Series D convertible preferred stock and 877,193 Series N warrants. In connections with this transaction, we issued 61,404 Series M-2 warrants as a finders' fee. We have filed a registration statement (Registration No. 333-67634) to register the shares of common stock issuable upon conversion of the Series D convertible preferred stock. This registration statement was declared effective on September 18, 2001. As of December 31, 2001, Crescent International Ltd. had converted 1,000 shares of Series D convertible preferred stock into 317,317 shares of common stock.

     During 2001, we also raised $132,000 through the sale of common stock registered by us on our S-3 shelf registration statement and $194,350 through exercises of employee stock options and purchases under the Company's employee stock purchase plan.

     In 2000, we raised $16,757,800, net of cash expenses, through the sale of 10,318,753 shares of common stock and 940,740 common stock purchase warrants. Of those shares of common stock, we issued 6,423,872 shares pursuant to exercises of warrants, net of 42,478 warrants that were cancelled through a cashless exercise. The private and public sale of shares and attached warrants accounted for the issue of 1,437,036 shares of common stock and 940,740 common stock purchase warrants. We issued 1,693,845 shares of common stock pursuant to exercises under our employee option plans. In addition, we issued 764,000 shares of common stock pursuant to the conversion of shares of Series C preferred stock.

     In 2000, we also raised $4,818,000, net of cash expenses, through the sale of convertible promissory notes and warrants to Capital Ventures International or CVI. On March 14, 2001, CVI converted notes in the principal amount of $4,550,000, plus interest, for 3,101,249 shares of our common stock and on December 14, 2001 converted the balance of the notes through participation in the Shareholders' Rights offering. Included with the promissory notes were 2,461,538 Series J warrants, originally exercisable at$ 3.35 per share for 5 years and repriced to be exercisable at $2.80, and 5,907,692 Series K warrants, originally exercisable at $2.539 for one year and subsequently repriced at $2.48. CVI returned 1,500,000 Series J warrants for cancellation as additional consideration for their participation of the Shareholders' Rights offering, on December 14, 2001, and all of the Series K warrants expired unexercised. As part of the agreement, we also issued 25,000 Series M warrants, exercisable at $3.05 for five years, as a finder's fee.

                                          Management Discussion and Analysis F-2

     In 1999, we raised $10,909,353, net of cash expenses, through the sale of 11,951,664 shares of common stock and 4,309,629 common stock purchase warrants. The private and public sale of shares and attached warrants accounted for the issue of 10,857,766 shares of common stock and 4,309,629 common stock purchase warrants. We issued 375,440 shares of common stock pursuant to exercises under our employee option plans, 30,000 shares through the exercise of warrants and 36,000 shares pursuant to the conversion of shares of Series C preferred stock. In addition, we issued 384,588 shares of common stock pursuant to the acquisition of Transformation Techniques, Inc. and 267,870 shares of common stock pursuant to our 1997 employee stock compensation plan.

     The details of these offerings were disclosed in previous filings. The proceeds from these issues have and will continue to be used to continue the on-going expansion of the operations of the Company and the development of the WaveRider(R) product families.

General

We incurred a net loss for the year ended December 31, 2001, of $21.5 million on revenues of $7.8 million, compared to a net loss for the year ended December 31, 2000, of $31.5 million on revenues of $4.1 million and a net loss for the year ended December 31, 1999 of $7.4 million on revenues of $1.7million. Our reported results for 2001 included non-cash expenses in the amount of $10.8 million (2000
- $17.9 million, 1999 - $1.2 million).

On September 24, 2001, we reduced our staff by 56% and our executive staff waived all salaries, bonuses and other cash payments and other key management personnel agreed to a 25% pay reduction for the period October 1, 2001 until December 14, 2001, the date the shareholder rights offering was completed.

In March 2002, we announced that we will be shutting our Calgary facility and consolidating Research and Development into our Toronto location. It is anticipated that the integration will improve communications and efficiency within the organization and as a result increase our ability to assist customers to plan, install and deploy our LMS products.

Our cash balance decreased to $2.2 million compared to $7.7 million at December 31, 2000 and $5.5 million at December 31, 1999. See "Liquidity and Capital Resources" for fuller discussion of our equity financings.

Revenue

Total revenue increased 89% in 2001, compared to 2000, primarily due to the commercial release of our LMS3000 network system and to the continued expansion of our sales and marketing. Revenues increased 141% in 2000, compared to 1999, primarily due to the commercial release of our LMS 2000 network system and to the expansion of our sales and marketing.

Cost of Product and Internet Sales

We recorded a gross margin of $1,847,522 in 2001 compared to a gross margin deficiency in 2000 of $1,106,056 and a gross margin of $421,230 in 1999. Cost of Product and Internet Sales in 2000 was adversely affected by the $1,568,739 write-off of TTI technology related inventories and warranty provisions.

Costs for service sales include third party service contracts and direct purchased costs for provision of the services. The costs do not include salaries and overheads for our employees or indirect costs of providing services. These costs are included in selling, general and administrative expenses.

                                          Management Discussion and Analysis F-3

Over the past year, we have continued to see pricing pressures on our NCL product line as telecom spending remains weak. In addition, with the introduction of the new non-line of sight products, the EUM3000 modems, economies of scale and design simplification had not been reached during 2001. These factors combined to result in lower margins than would be expected over the product lives.

Expenses

Selling, general and administrative expenses, excluding non-cash stock related charges, declined to $8,239,747 in 2001 (2000 - $8,605,887, 1999 - $4,634,505).
In September 2001, we reduced our staff by 56%, our executive staff waived all salaries, bonuses and other cash compensation for a period from October 1 to December 14 and other senior managers accepted a 25% pay decrease for the same period. We anticipate that we will continue to curtail expenditures through 2002. During 2000, we expanded our sales operations in the United States and internationally and, in the fourth quarter, acquired ADE Technologies in Australia. The additions were put in place to provide us with the trained sales and support representatives required to sell and service the LMS network products.

We moved to a level of sustaining engineering in the second half of 2001 for our NCL and LMS product families, with Research and Development costs, excluding stock related expenses, depreciation and amortization, in 2001 amounting to $4,471,567 (2000 -$6,127,360, 1999 - $2,319,707). Further, in early 2002, we announced that we intend to close our Calgary facility during the second half of 2002 and transition the operations to our Toronto location. We anticipate that we will continue to maintain our 2001 level expenditures through 2002 as we consolidate our Research and Development activities into our Toronto location. The final costs of this transition have not been determined but due to the relatively long transition period we believe that costs will not have a significant impact on our ongoing expense levels.

When the current operations of WaveRider were established in May 1997, the initial founders chose to put their shares into an escrow agreement, which would only release the shares to them upon achievement of certain milestones. This display of commitment to the Company was viewed as necessary to allow us to raise the funds needed to develop our products and markets. In September 2001, in recognition of the ongoing commitment of the founders, the Board of Directors authorized a two year extension of the escrow agreement, as was contemplated in the original agreement. With the extension of the escrow agreement, any charges resulting from future releases in escrow shares will be charged directly to the consolidated statement of loss and not recorded as goodwill.

As the Company reached each of the milestones under the escrow agreement, we released a specific percentage of the shares and the value of those shares, at the time of release was included in goodwill or compensation expense. Depending on the price of the common shares at the time of release the value assigned varied dramatically. During 2001, we released 2,250,000 common shares from the escrow agreement (2000 - 900,000, 1999 - 450,000). This resulted in a charge of $629,000 to compensation expense (2000 - $ 712,500, 1999 - nil) and an increase of goodwill in the amount of $2,201500 (2000 - $2,493,750, 1999 - $534,375). As of December 31, 2001, we had achieved the first three performance events in the escrow agreement resulting in the release of 3,600,000 shares of Common Stock or 40% of the escrow shares. We expect that the remaining 5,400,000 shares will be released from escrow during 2002 and the value of the shares will be recorded at the date the respective performance events occur. The release of the escrow shares and the resulting goodwill has resulted in a significant increase in depreciation and amortization expense to $3,533,438 in 2001 (2000 - $2,164,638, 1999 - $736,875).

Our financing activities in 2001 have resulted in a significant number of non-cash accounting charges amounting to $5,410,846. This resulted in financing expenses increasing to $5,493,373 in 2001 (2000 - $274,347, 1999 - $184,371).

During 2000, the extension of our 1997 Option Plan resulted in non-cash accounting charges in the amount of $11,099,858.

                                          Management Discussion and Analysis F-4

Supplementary financial information (unaudited)

                                                                Three Months Ended
                                            March             June            September        December
                                            -----------------------------------------------------------
Fiscal 2001

Net revenues                          $    1,830,403      $  2,473,418     $  1,689,209      $  1,810,987

Gross profit                                 441,001           834,674          437,090           134,757

Loss before extraordinary item            (8,984,708)       (5,243,205)      (4,489,006)       (2,577,731)

Extraordinary item                                 -                 -                -          (198,300)

Net loss                                  (8,984,708)       (5,243,205)      (4,489,006)       (2,776,031)

Loss before extraordinary item
  per common share                             (0.16)            (0.10)           (0.07)            (0.04)

Weighted average shares outstanding       55,757,444        60,240,772       61,365,893        63,609,949

Stock Prices -    High                         $2.69             $1.81            $1.28             $0.50
                  Low                          $1.25             $1.03            $0.31             $0.21

Fiscal 2000

Net revenues                          $      806,152      $    715,620     $  1,206,854      $  1,404,366

Gross profit                                 158,668           109,245           83,312        (1,457,281)

Loss before extraordinary item            (2,544,861)       (5,071,757)     (15,758,357)       (8,097,640)

Net loss                                  (2,544,861)       (5,071,757)     (15,758,357)       (8,097,640)

Net loss per common share                      (0.05)            (0.09)           (0.29)            (0.15)

Weighted average shares outstanding       49,263,629        53,434,117       54,992,503        55,113,848

Stock Prices -    High                        $15.84            $10.25            $9.81             $5.37
                  Low                          $2.00             $3.31            $4.12             $1.03


                                          Management Discussion and Analysis F-5

CRITICAL ACCOUNTING POLICIES

Management's Discussion and Analysis of Financial Condition and Results of Operations discusses the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

On an ongoing basis, management evaluates its estimates and judgments, including those related to bad debts, inventories, investments, intangible and other long-lived assets, income taxes, warranty obligations, product returns, restructuring costs, litigation and contingencies. Management bases its estimates and judgments on historical experience, current economic and industry conditions and on various other factors that are believed to be reasonable under the circumstances. This forms the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Management believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Allowance for Losses on Receivables

The Company has historically provided financial terms to certain customers in connection with purchases of the Company's products. Financial terms, for credit-approved customers, are generally on a net 30 day basis.

Total trade receivables at December 31, 2001 and 2000 were $1,370,805 and $2,453,565, respectively, with an allowance for losses on these receivables of $635,410 and $591,877, respectively.

Management periodically reviews customer account activity in order to assess the adequacy of the allowances provided for potential losses. Factors considered include economic conditions, collateral values and each customer's payment history and credit worthiness. Adjustments, if any, are made to reserve balances following the completion of these reviews to reflect management's best estimate of potential losses.

Inventory Valuation Reserves

The Company records valuation reserves on its inventory for estimated obsolescence or unmarketability. The amount of the writedown is equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. In addition to normal excess and obsolescence provisions for inventory the Company recorded charges for abandonment of acquired TTI technology in 2000. As a result, the Company recorded inventory write-downs and additional warranty provisions of $1,568,739 in 2000.

Net Inventories consisted of the following:

     December 31                                2001              2000
     ------------------------------------------------------------------

     Finished goods                        $  1,329,090     $  1,278,580
     Raw materials                              681,769        1,373,018
                                           -----------------------------

                                              2,010,859        2,651,598
     Less inventory reserves                   (327,644)        (458,096)
                                           -----------------------------

                                           $  1,402,703     $  2,193,502
                                           =============================

The Company provides its contract manufacturers with ongoing production forecasts to enable them to forecast and procure required parts. Under the terms of the Agreements with the contract manufacturers, the Company has committed to assume liability for all parts required to manufacture the Company's forecast products for the next 13 weeks and all final assembly costs for the forecast products for the next 4 weeks, on a rolling basis.

                                          Management Discussion and Analysis F-6

The Company balances the need to maintain strategic inventory levels to ensure competitive lead times with the risk of inventory obsolescence due to rapidly changing technology and customer requirements. If actual future demand or market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Valuation of Investments and Long-Lived Assets

The Company assesses the impairment of investments and long-lived assets, which includes identifiable intangible assets, goodwill and plant and equipment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered important which could trigger an impairment review include the following:

         o underperformance relative to expected historical or projected future operating results;
         o changes in the manner of use of the assets or the strategy for our overall business;
         o        negative industry or economic trends;
         o declines in stock price of an investment for a sustained period; and
         o        our market capitalization relative to net book value.

When the Company determines that the carrying value of intangible assets, goodwill and long-lived assets may not be recoverable an impairment charge is recorded. Impairment is measured based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model or prevailing market rates of investment securities, if available.

In late 2000, management determined that various long-lived and intangible assets, relating to the Company's acquisition of Transformation Techniques, Inc. during 1999, had been impaired and impairment charges were recorded totaling $1,028,430 in 2000. In September 2001, the Company announced a restructuring plan, which included the reduction of approximately half of the staff in WaveRider Communications (Australia) Pty Ltd. As a result, the Company wrote down the acquired labor force, resulting from the acquisition of WaveRider Communications (Australia) Pty Ltd. in the amount of $155,000.

In 2002, Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" became effective and as a result, the Company will cease to amortize approximately $4 million of unamortized goodwill. The Company had recorded approximately 2.4 million of amortization on these amounts during 2001. In lieu of amortization, the Company is required to perform an initial impairment review of our goodwill in 2002 and an impairment review at least annually thereafter. The Company has completed its review and does not expect to record an impairment charge based on these results.

 At December 31, 2001 the net value of these assets were as follows:
     Property, plant and equipment                                  $  1,671,088
     Notes receivable                                                     32,801
     Acquired labor force                                                 98,949
     Goodwill                                                          3,898,528
                                                                    ------------

     Total                                                           $ 5,701,366
                                                                     ===========

        The Company cannot predict the occurrence of future impairment triggering events nor the impact such events might have on these reported asset values. Such events may include strategic decisions made in response to the economic conditions relative to product lines, operations and the impact of the economic environment on our customer base.

                                          Management Discussion and Analysis F-7

Certain factors that may affect future results.

Following are certain risk factors associated with our Company and with ownership of our stock.

We have a limited operating history, therefore there is a high degree of uncertainty whether our business plans or our products will be successful.

Up to the beginning of the year 2000, our company had been mainly focused on the research and development of our products and as a result had limited sales or revenues. There can be no assurance that the products that we offer will meet with wide market acceptance. In addition, there is no guarantee that even if there proves to be a wide market for our products, such market will be able to sustain our profitability requirements.

None of our current products has achieved widespread distribution or customer acceptance. Although, some of our products have passed the development stage, we have not yet established a commercially viable market for them. Although we believe that we have the expertise to commercialize our products and establish a market for them, there is no assurance that we will be successful or that such products will prove to have widespread customer appeal.

We have a history of losses, and our future profitability is uncertain.

Due to our limited operating history, we are subject to the uncertainties and risks associated with any new business. We have experienced significant operating losses every year since incorporation. We incurred a net loss of $21,492,950 for the year ended December 31, 2001 (2000 - $31,472,615 and 1999 -
$7,447,850) and reported an accumulated deficit at that date of $71,951,290 (2000 - $49,414,508). We expect to continue to incur losses until at least the fourth quarter of 2002.

There can be no assurance that we will ever generate an overall profit from our products or that we will ever reach profitability on a sustained basis.

Our sales have been adversely affected by recent events and may be adversely affected by future events.

We are subject to general economic conditions to a similar extent as other companies who export products all over the world. Our sales have been adversely affected by recent world events and could be adversely affected if similar events occur in the future.

Competition in the data communication industry is intense and there is uncertainty that given our new technology and limited resources that we will be able to succeed.

Although our products are based on a wireless technology, we compete not only against companies that base their products on wireless technology, but also against companies that base their products on hard-wired technology (wire or fiber optic cable). There can be no assurance that we will be able to compete successfully in the future against existing or new competitors or that our operating results will not be adversely affected by increased price competition. Competition is based on design and quality of the products, product performance, price and service, with the relative importance of such factors varying among products and markets. Competition in the various markets we serve comes from companies of various sizes many of which are larger and have greater financial and other resources than we do and, thus, can withstand adverse economic or market conditions better than we can.

Our future operating results are subject to a number of risks, including our ability or inability to implement our strategic plan, to attract qualified personnel and to raise sufficient financing as required. Inability of our management to guide growth effectively, including implementing appropriate systems, procedures and controls, could have a material adverse effect on our business, financial condition and operating results.

The data communication industry is in a state of rapid technological change and we may not be able to keep up.

                                          Management Discussion and Analysis F-8

We may be unable to keep up with technological advances in the data communications industry. As a result, our products may become obsolete or unattractive. The data communications industry is characterized by rapid technological change. In addition to frequent improvements of existing technology, there is frequent introduction of new technologies leading to more complex and powerful products. Keeping up with these changes requires significant management, technological and financial resources. As a small company, we do not have the management, technological and financial resources that larger companies in our industry may have. There can be no assurance that we will be able or successful in enhancing our existing products, or in developing, manufacturing and marketing new products. An inability to do so would adversely affect our business, financial condition and results of operations.

We have limited intellectual property protection and there is risk that our competitors will be able to appropriate our technology.

Our ability to compete depends to a significant extent on our ability to protect our intellectual property and to operate without infringing the intellectual property rights of others. We regard our technology as proprietary. We have no issued patents or pending patent applications, nor do we have any registered copyrights with respect to our intellectual property rights. We rely on employee and third party non-disclosure agreements and on the legal principles restricting the unauthorized disclosure and use of trade secrets. Despite our precautions, it might be possible for a third party to copy or otherwise obtain our technology, and use it without authorization. Although we intend to defend our intellectual property, we cannot assure you that the steps we have taken or that we may take in the future will be sufficient to prevent misappropriation or unauthorized use of our technology. In addition, there can be no assurance that foreign intellectual property laws will protect our intellectual property rights. There is no assurance that patent application or copyright registration that may be filed will be granted, or that any issued patent or copyrights will not be challenged, invalidated or circumvented. There is no assurance that the rights granted under patents that may be issued or copyrights that may be registered will provide sufficient protection to our intellectual property rights. Moreover, we cannot assure you that our competitors will not independently develop technologies similar, or even superior, to our technology.

Use of our products is subordinated to other uses and there is risk that our customers may have to limit or discontinue the use of our products.

License-free operation of our products in certain radio frequency bands is subordinated to certain licensed and unlicensed uses of these bands. This subordination means that our products must not cause harmful interference to other equipment operating in the band, and must accept potential interference from any of such other equipment. If our equipment is unable to operate without any such harmful interference, or is unable to accept interference caused by others, our customers could be required to cease operations in some or all of these bands in the locations affected by the harmful interference. As well, in the event these bands become unacceptably crowded, and no additional frequencies are allocated to unlicensed use, our business could be adversely affected.

Currently, our products are designed to operate in frequency bands for which licenses are not required in the United States, Canada and other countries that we view as our potential market. Extensive regulation of the data communications industry by U.S. or foreign governments and, in particular, imposing license requirements in the frequency bands of our products could materially and adversely affect us through the effect on our customers and potential customers. Continued license-free operation will depend upon the continuation of existing U.S., Canadian and such other countries' government policies and, while no planned policy changes have been announced or are expected, this cannot be assured.

We may be subject to product liability claims and we lack product liability insurance.

We face an inherent risk of exposure to product liability claims in the event that the products designed and sold by us contain errors, "bugs" or defects. There can be no assurance that we will avoid significant product liability exposure. We do not currently have product liability insurance and there can be no assurance that insurance coverage will be available in the future on commercially reasonable terms, or at all. Further, there can be no assurance that such insurance, if obtained, would be adequate to cover potential product liability claims, or that a loss of insurance coverage or the assertion of a product liability claim or claims would not materially adversely affect our business, financial condition and results of operations.

                                          Management Discussion and Analysis F-9

We depend upon third party manufacturers and there is risk that, if these suppliers become unavailable for any reason, we may for an unknown period of time have no product to sell.

We depend upon a limited number of third party manufacturers to make our products. If our suppliers are not able to manufacture for us for any reason, we would, for an unknown period of time, have difficulty finding alternate sources of supply. Inability to obtain manufacturing capacity would have a material adverse effect on our business, financial condition and results of operations.

We may suffer dilution if we issue substantial shares of our common stock:

         o upon conversion of shares of the Series D 5% convertible preferred stock; and,
         o upon exercise of the outstanding warrants and options.

We are obligated to issue a substantial number of shares of common stock upon the conversion of our Series D 5% convertible preferred stock and exercise of our outstanding warrants and options. The price, which we may receive for the shares of common stock, that are issuable upon conversion or exercise of such securities, may be less than the market price of the common stock at the time of such conversions or exercise. Should a significant number of these securities be exercised or converted, the resulting increase in the amount of the common stock in the public market could have a substantial dilutive effect on our outstanding common stock.

The conversion and exercise of all of the aforementioned securities or the issuance of new shares of common stock may also adversely affect the terms under which we could obtain additional equity capital.

If our common stock is subject to the penny stock rules, our market liquidity could be adversely affected.

         The SEC's regulations define a "penny stock" to be an equity security that has a market price less than $5.00 per share, subject to certain exceptions. Our stock, therefore is likely to become subject to the SEC penny stock rules which could adversely affect the market liquidity of our common stock. These rules impose additional sales practice requirements on broker dealers that sell low-priced securities to persons other than established customers and institutional accredited investors; and require the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. As a result, the ability or willingness of broker-dealers to sell or make a market in our common stock might decline.

No dividends anticipated.

         We intend to retain any future earnings to fund the operation and expansion of our business. We do not anticipate paying cash dividends on our shares in the foreseeable future.

                                         Consolidated Financial Statements  F-10

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

    Management is responsible for the preparation, integrity and objectivity of the consolidated financial statements and other financial information presented in this report. The accompanying consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, applying certain estimates and judgments as required. In support of its responsibility, management maintains a system of internal controls designed to provide reasonable assurance as to the integrity and reliability of the financial statements and to adequately safeguard, verify and maintain accountability of assets.

    PricewaterhouseCoopers LLP, independent accountants, are retained to audit WaveRider's financial statements. Their accompanying report is based on audits conducted in accordance with auditing standards generally accepted in the United States of America.

    The Board of Directors exercises its responsibility for these financial statements through its Audit Committee, which consists entirely of independent non-management Board members. The Audit Committee meets periodically with the independent accountants, both privately and with management present, to review accounting, auditing, internal controls and financial reporting matters.


/s/ D. Bruce Sinclair                         /s/ T. Scott Worthington
D. Bruce Sinclair                                 T. Scott Worthington
President and Chief Executive Officer             Vice President and
                                                  Chief Financial Officer

                                         Consolidated Financial Statements  F-11


Report of Independent Accountants

To the Shareholders of WaveRider Communications Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of loss and comprehensive loss, shareholders' equity and cash flows present fairly, in all material respects, the financial position of WaveRider Communications Inc. (the "Company") as at December 31, 2001 and 2000 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial schedule listed in the index appearing under Item 14(b) on page 30 presents fairly, in all material respects, the information set forth herein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/PricewaterhouseCoopers LLP

February 15, 2002 (except for Note 24 which is March 26, 2002)

                                         Consolidated Financial Statements  F-12

WaveRider Communications Inc.
CONSOLIDATED BALANCE SHEETS

                                                                                              December 31
                                                                                          2001             2000
ASSETS

Current
    Cash and cash equivalents                                                      $   2,244,625     $   7,720,902
    Accounts receivable                                                                  898,432         1,996,473
    Due from contract manufacturers                                                       41,295         1,127,792
    Inventories                                                                        1,402,703         2,193,502
    Current portion of notes receivable                                                   32,800                 -
    Prepaid expenses and other assets                                                    297,282           983,361
                                                                                   -------------------------------

                                                                                       4,917,137        14,022,030

Notes receivable                                                                          32,801                 -
Property, plant and equipment                                                          1,671,088         2,395,373
Acquired labor force                                                                      98,949           400,659
Goodwill                                                                               3,898,528         4,114,983
                                                                                   -------------------------------

                                                                                   $  10,618,503    $   20,933,045
                                                                                   ===============================
LIABILITIES

Current
    Accounts payable and accrued liabilities                                       $   2,314,920    $    4,372,365
    Consideration payable on business combination                                        105,256         1,621,917
    Promissory notes                                                                     168,893                 -
    Deferred revenue                                                                     265,505           423,677
    Current portion of obligation under capital lease                                    131,145           272,851
                                                                                   -------------------------------

                                                                                       2,985,719         6,690,810

Convertible promissory notes                                                                   -         1,835,299
Obligation under capital lease                                                            36,312           224,347
                                                                                   -------------------------------

                                                                                       3,022,031         8,750,456
SHAREHOLDERS' EQUITY

Preferred Stock, $0.001 par value per share:
    issued and outstanding 29,000 shares in 2001 and nil shares in 2000.                     290                 -
Common Stock, $0.001 par value per share:
    issued and outstanding - 72,973,681 shares in 2001 and 55,121,898
     shares in 2000                                                                       72,974            55,122
Additional paid-in capital                                                            65,830,352        46,014,398
Other equity                                                                          13,748,732        15,482,719
Accumulated other comprehensive income (loss)                                           (104,586)           44,858
Accumulated deficit                                                                  (71,951,290)      (49,414,508)
                                                                                   --------------------------------

                                                                                       7,596,472        12,182,589

                                                                                   $  10,618,503    $   20,933,045

                                                                                   ===============================

Commitments and Contingencies (Note 16)

Approved by the Board

/s/ D.B. Sinclair
-----------------
D.B. Sinclair, Director


/s/ John E. Curry
------------------
John E. Curry, Director

REFER TO ACCOMPANYING NOTES

                                         Consolidated Financial Statements  F-13



WaveRider Communications Inc.
CONSOLIDATED STATEMENTS OF LOSS


                                                                                 Years ended December 31
                                                                              2001         2000             1999
REVENUE

Product sales                                                          $    6,005,653   $     3,592,253   $  1,519,469
Service sales                                                               1,798,364           540,739        196,576
                                                                       -----------------------------------------------

                                                                            7,804,017         4,132,992      1,716,045
COST OF PRODUCT AND INTERNET SALES

Product sales                                                               5,519,604         4,983,048      1,225,194
Service sales                                                                 436,891           256,000         69,621
                                                                       -----------------------------------------------

                                                                            5,956,495         5,239,048      1,294,815
                                                                       -----------------------------------------------

GROSS MARGIN                                                                1,847,522        (1,106,056)       421,230
                                                                       -----------------------------------------------

EXPENSES

Selling, general and administration                                         8,239,747         8,605,887      4,634,505
   Employee stock-based compensation                                          812,200       10,386,498         482,763
Research and development                                                    4,471,567         6,127,360      2,319,707
   Employee stock-based compensation                                                -         1,978,679          7,007
Depreciation and amortization                                               3,533,438         2,164,638        736,875
Bad debt expense                                                              532,842           539,379         55,948
Write-down of acquired labor force                                            155,050                 -              -
Impairment of assets                                                                -         1,028,430              -
Interest expenses                                                           5,493,373           274,347        184,371
Interest income                                                               (96,045)         (581,614)       (48,096)
                                                                       -----------------------------------------------

                                                                           23,142,172        30,523,604      8,373,080
                                                                       -----------------------------------------------

NET LOSS BEFORE INCOME TAXES
  AND EXTRAORDINARY ITEM                                                  (21,294,650)      (31,629,660)    (7,951,850)

DEFERRED INCOME TAX RECOVERY                                                        -           157,045        504,000
                                                                       -----------------------------------------------

NET LOSS BEFORE EXTRAORDINARY ITEM                                        (21,294,650)      (31,472,615)    (7,447,850)

LOSS ON EXTINGUISHMENT OF DEBT                                               (198,300)                -              -
                                                                       -----------------------------------------------

NET LOSS                                                               $  (21,492,950)  $   (31,472,615)  $ (7,447,850)
                                                                       ===============================================

BASIC AND DILUTED LOSS PER SHARE
   BEFORE EXTRAORDINARY ITEM                                           $       (0.371)  $         (0.59)  $      (0.25)
                                                                       ===============================================

BASIC AND DILUTED LOSS PER SHARE
   FOR EXTRAORDINARY ITEM                                              $       (0.003)  $             -   $          -
                                                                       ===============================================

BASIC AND DILUTED LOSS PER SHARE                                       $       (0.374)  $         (0.59)  $      (0.25)
                                                                       ===============================================

Weighted Average Number of Common Shares                                   60,269,617        53,203,750     34,258,565
                                                                       ===============================================

REFER TO ACCOMPANYING NOTES

                                         Consolidated Financial Statements  F-14

WaveRider Communications Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                    Year ended December 31
                                                                         2001             2000             1999
OPERATING

Net loss                                                             $ (21,492,950)  $(31,472,615)   $   (7,447,850)
Items not involving cash
  Amortization of goodwill and acquired labor force                      2,385,495      1,455,305           409,539
  Depreciation                                                           1,147,943        709,333           327,336
  Write down of acquired labor force                                       155,050              -                 -
  Extension of Employee Stock Option (1997) plan                                 -     11,099,858                 -
  Charges for issuance of options and warrants                             385,940        645,120           463,273
  Non-cash financing expenses                                            5,410,846        255,387                 -
  Compensatory shares released from escrow to employee                     629,000        712,500                 -
  Compensatory shares issued to employees                                                       -           457,007
  Write-off of acquired core technologies and goodwill                           -      1,028,430                 -
  Write-off of inventories                                                       -      1,568,739                 -
  Bad debt expense                                                         532,842        539,379            55,948
  Deferred income tax recovery                                                           (157,045)         (504,000)
  Unrealized foreign exchange (gain) loss                                 (46,781)         19,150            22,044
  Loss on extinguishments of debt                                          198,300              -                 -
Net changes in non-cash working capital items                              345,826     (3,671,541)         (907,113)
                                                                     -----------------------------------------------

                                                                       (10,348,489)   (17,268,000)       (7,123,816)
                                                                     -----------------------------------------------
INVESTING

Acquisition of property, plant and equipment                              (301,843)    (1,474,040)         (376,767)
Purchase of notes                                                          (65,601)             -                 -
Purchase of Transformation Techniques Inc.                                       -              -          (655,288)
Purchase of ADE Network Technology Pty. Ltd.                              (567,372)      (492,082)               -
                                                                      ---------------------------------------------

                                                                          (934,816)    (1,966,122)       (1,032,055)
                                                                      ----------------------------------------------
FINANCING

Proceeds from sale of shares and warrants (net of issue fees) and
  exercise of options and warrants                                       5,100,939     16,757,800        10,909,353
Proceeds from sale of promissory notes                                     999,500              -                 -
Proceeds from sale of convertible promissory notes (net of issue fees)           -      4,818,000                 -
Dividends on preferred shares                                                    -        (31,109)         (158,144)
Payments on capital lease obligations                                     (295,056)      (132,753)         (105,848)
                                                                      ----------------------------------------------

                                                                         5,805,383     21,411,938        10,645,361
                                                                      ---------------------------------------------

Effect of exchange rate changes on cash                                      1,645          2,169             4,170
                                                                      ---------------------------------------------

Increase in cash and cash equivalents                                   (5,476,277)     2,179,985         2,493,660

Cash and cash equivalents, beginning of year                             7,720,902      5,540,917         3,047,257
                                                                      ---------------------------------------------

Cash and cash equivalents,  end of year                               $  2,244,625   $  7,720,902    $    5,540,917
                                                                      =============================================

REFER TO ACCOMPANYING NOTES

                                         Consolidated Financial Statements  F-15


WaveRider Communications Inc.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE LOSS

Years ended December 31

                                                                                                   Additional

                                                        Common Shares           Preferred Shares     Paid-in          Share
                                                      Number     Par Value     Number   Par Value    Capital         Capital
                                                  ---------------------------------------------------------------------------------

December 31, 1998                                    31,501,481     $ 31,501    800,000      $ 800   10,817,075    $ 10,849,376

Issuances  (Notes 15B(iv), (vii), (viii), (ix)
  (x)                                                10,857,766       10,858                         10,026,885      10,037,743
Conversions & exercises (Notes 15B(i), (iii),
   15E                                                  441,440          441    (36,000)       (36)     322,933         323,338
Release of shares from escrow (Note 15B(ii))            450,000          450                            533,925         534,375
Issue for purchase of subsidiary (Note 15B(vi))         384,588          385                            441,615         442,000
Issued as compensation (Note 15F)                       267,870          268                            456,739         457,007
Compensatory options to employees (Note 15E)
Options to non-employees (Note 15E)                                                                                        -
Dividends on preferred shares                                                                                              -
Net loss                                                                                                                   -
                                                   ---------------------------------------------------------------------------------
December 31, 1999                                    43,903,145     $ 43,903    764,000      $ 764  $22,599,172    $ 22,643,839

Extension of option plan (Note 15E)
Issuances  (Notes 14, 15B(ix), (x))                   1,437,036        1,437                          1,495,031       1,496,468
Conversions & exercises (Notes 15B(iii), (iv),        8,881,717        8,882   (764,000)      (764)  18,714,845      18,722,963
  (vii), (viii), (ix), (x), 15E)
Release of shares from escrow (Note 15B(ii))            900,000          900                          3,205,350       3,206,250
Compensatory options to employees (Note 15E)
Options to non-employees (Note 15E)
Dividends on preferred shares
Beneficial conversion (Note 14)
Cumulative Translation Adjustments
Net loss
Comprehensive net loss
                                                   ---------------------------------------------------------------------------------
December 31, 2000                                    55,121,898     $ 55,122          -        $ -  $46,014,398    $ 46,069,520

Issuances  (Notes 13, 15B(xii), (xiii), (xiv),
 (xv), 15G)                                           8,300,837        8,301     30,000        300    5,287,540       5,296,141
Conversions & exercises (Notes 13, 14, 15B(xiii)
 (xv), 15E)                                          6,300,946        6,301     (1,000)       (10)   8,367,836       8,374,127
Release of shares from escrow (Note 15B(ii))         2,250,000        2,250                          2,828,250       2,830,500
Issue for purchase of subsidiary (Note 3)            1,000,000        1,000                            972,161         973,161
Expiration of warrants (Notes 14, 15B(x))                                                              772,818         772,818
Compensatory options to employees (Note 15E)                                                                              -
Options to non-employees (Note 15E)                                                                                       -
Amendment to conversion price (Note 14)                                                              1,144,654       1,144,654
Beneficial conversion (Notes 13, 14, 15B(xiii))                                                        442,695         442,695
Cumulative Translation Adjustments                                                                                     -
Net loss
Comprehensive net loss                                                                                                 -
                                                   ---------------------------------------------------------------------------------
December 31, 2001                                   72,973,681     $ 72,974     29,000      $ 290  $65,830,352    $ 65,903,616
                                                   =================================================================================



                                 Consolidated Financial Statements  F-15 (con't)

WaveRider Communications Inc.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE LOSS

Years ended December 31 (con't)
                                                                                                             Accumulated
                                                                                                             Other
                                                            Warrants                     Other               Comprehensive
                                                     Number       Amount     Other      equity     Deficit   Income (Loss)  Total
                                                 ----------------------------------------------------------------------------------

December 31, 1998                                 2,380,000   $1,297,434   $ 206,348 $ 1,503,782  $ (9,254,790)          $3,098,368

Issuances  (Notes 15B(iv), (vii), (viii), (ix)
  (x))                                             4,309,629    2,063,717               2,063,717    (1,050,000)          11,051,460
Conversions & exercises (Notes 15B(i),
  (iii), 15E)                                       (30,000)      (5,717)    (99,630)   (105,347)                           217,991
Release of shares from escrow (Note 15B(ii))                                                                                534,375
Issue for purchase of subsidiary (Note 15B(vi))                                                                             442,000
Issued as compensation (Note 15F)                                                                                           457,007
Compensatory options to employees (Note 15E)                                  32,763      32,763                             32,763
Options to non-employees (Note 15E)                                           70,412      70,412                             70,412
Dividends on preferred shares                                                               -         (158,144)            (158,144)
Net loss                                                                                    -       (7,447,850)          (7,447,850)
                                                 -----------------------------------------------------------------------------------
December 31, 1999                                 6,659,629   $3,355,434   $ 209,893 $ 3,565,327  $(17,910,784)          $8,298,382

Extension of option plan (Note 15E)                                       11,099,858  11,099,858                         11,099,858
Issuances  (Notes 14, 15B(ix), (x))               9,334,970    2,250,180               2,250,180                          3,746,648
Conversions & exercises (Notes 15B(iii), (iv),   (6,466,350)  (3,311,347)   (678,024) (3,989,371)                        14,733,592
  (vi),(viii), (ix), (x), 15E)
Release of shares from escrow (Note 15B(ii))                                                   -                          3,206,250
Compensatory options to employees (Note 15E)                                 552,819     552,819                            552,819
Options to non-employees (Note 15E)                                           92,301      92,301                             92,301
Dividends on preferred shares                                                               -          (31,109)             (31,109)
Beneficial conversion (Note 14)                                            1,911,605   1,911,605                          1,911,605
Cumulative Translation Adjustments                                                                               44,858      44,858
Net loss                                                                                           (31,472,615)         (31,472,615)
Comprehensive net loss                                                                      -                           (31,427,757)
                                                 ----------------------------------------------------------------------------------
December 31, 2000                                 9,528,249   $2,294,267 $13,188,452  15,482,719  $(49,414,508)$ 44,858 $12,182,589

Issuances  (Notes 13, 15B(xii), (xiii), (xiv),
  (xv), 15G)                                     11,478,684    1,170,383               1,170,383                          6,466,524
Conversions & exercises (Notes 13, 14, 15B(xiii)
  (xv), 15E)                                      1,343,480     (593,274) (2,068,665) (2,661,939)                         5,712,188
Release of shares from escrow (Note 15B(ii))                                                   -                          2,830,500
Issue for purchase of subsidiary (Note 3)                                                      -                            973,161
Expiration of warrants (Notes 14, 15B(x))        (6,507,960)    (772,818)               (772,818)
Compensatory options to employees (Note 15E)                                 183,200     183,200                            183,200
Options to non-employees (Note 15E)                                           85,612      85,612                             85,612
Amendment to conversion price (Note 14)                          113,781                 113,781                          1,258,435
Beneficial conversion (Notes 13, 14, 15B(xiii))                              147,794     147,794    (1,043,832)            (453,343)
                                                                                                                       ----------
Cumulative Translation Adjustments                                                          -                  (149,444)   (149,444)
Net loss                                                                                           (21,492,950)         (21,492,950)
                                                                                                                       ------------
Comprehensive net loss                                                                      -                           (21,642,394)

                                                 ----------------------------------------------------------------------------------
December 31, 2001                                15,842,453   $2,212,339 $11,536,393  $13,748,732 $(71,951,290)(104,586) (7,596,472)
                                                 ==================================================================================





                                   F-15 (con't)

                                         Consolidated Financial Statements  F-16

                          WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2001, 2000 and 1999


1.       NATURE OF OPERATIONS

WaveRider Communications Inc. was incorporated in 1987 under the laws of the state of Nevada.

The Company develops and markets wireless data communications products throughout the world, focusing on Internet connectivity. The Company's primary markets are telecommunications companies and Internet Service Providers (ISPs) supplying high-speed wireless Internet connectivity to their customers. A significant secondary market is that of Value Added Resellers, to allow them to supply their customers with wireless connectivity for local area networks.

2.       SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation and basis of accounting - The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries; WaveRider Communications (Australia) Pty Ltd (formerly known as ADE Network Technology Pty Ltd.) ("ADE"), an Australian Corporation, WaveRider Communications (USA) Inc., a Nevada Corporation, WaveRider Communications (Canada) Inc., a British Columbia company and JetStream Internet Services Inc., a British Columbia company.

The Company's consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America.

Use of estimates in the preparation of financial statements - The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reporting period. Actual results could differ from those estimates.

Revenue recognition and deferred revenue - The Company complies with Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements" and related communiques; SAB No. 101 provides guidance regarding the recognition, presentation and disclosure of revenue in financial statements filed with the Securities and Exchange Commission (SEC).

Revenue for product sales to end-user and Value-Added Reseller customers is recognized when all of the following criteria have been met: (a) evidence of an agreement exists, (b) delivery to the customer has occurred, (c) the price to the customer is fixed and determinable, and (d) collectibility is reasonably assured. Delivery occurs when the product is shipped, except when the terms of a specific contract include substantive customer acceptance.

Revenue from maintenance is recognized ratably over the term of the contract. Revenue from installation and consulting services is recognized as earned and the associated costs and expenses are recognized as incurred. In cases in which extended warranty, maintenance or installation services are bundled with the sale of the product, the Company unbundles these components and defers the recognition of revenue for the services at the time the product sales revenue is recognized, based upon the verifiable objective evidence of the service element. Revenue from rentals and operating leases is recognized monthly as the fees accrue.

Fees billed for internet services on long-term service contracts are recognized over the period of the contracts.

Financial instruments - Financial instruments are initially recorded at historical cost. If subsequent circumstances indicate that a decline in the fair value of a financial asset is other than temporary, the financial asset is written down to its fair value.

                                         Consolidated Financial Statements  F-17


                          WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2001, 2000 and 1999

Unless otherwise indicated, the fair values of financial instruments approximate their carrying amounts. By their nature, all financial instruments involve risk, including credit risk for non-performance by counterparties. The maximum potential loss may exceed any amounts recognized in the consolidated balance sheets. However, the Company's maximum exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and financial guarantees is limited to the amount drawn and outstanding on those instruments. Exposure to credit risk is controlled through credit approvals, credit limits and monitoring procedures. The Company seeks to limit its exposure to credit risks in any single country or region.

By virtue of its international operations, the Company is exposed to fluctuations in currency. The Company manages its exposure to these market risks through its regular operating and financing activities. The Company is subject to foreign currency risk on its Canadian and Australian business activities.

The fair values of cash and cash equivalents, accounts receivable, due from contract manufacturers, current notes receivable, accounts payable and current liabilities approximate their recorded amounts because of their short term to realization of settlement.

Cash and cash equivalents - All liquid investments having an original maturity not exceeding three months are treated as cash equivalents.

Inventory - Raw materials are recorded at the lower of cost or replacement cost. Finished goods are recorded at the lower of cost and net realizable value. Cost is determined on the weighted average cost basis and includes material, labor and overheads, where applicable.

Property, plant and equipment - Property, plant and equipment are recorded at historic cost. Effective for the first quarter of 2000, the Company adopted a change in its method of depreciation from a declining balance to a straight line basis, as follows:

Computer software                             3 years
Computer equipment                            4 years
Lab equipment and tools                       4 years
Equipment and fixtures                        5 years
Assets held for lease                         5 years
Leasehold improvements     over the term of the lease or estimated useful lives

The change in policy had no significant effect in fiscal 2000 or prior periods on reported amounts for depreciation.

Foreign currency translation - The Company's functional currency is the US dollar, except as noted below. Foreign denominated non-monetary assets, liabilities and operating items of the Company are measured in US dollars at the exchange rate prevailing at the respective transaction dates. Monetary assets and liabilities denominated in foreign currencies are measured at exchange rates prevailing on the consolidated balance sheet dates.

 The functional currency of ADE, the Company's subsidiary in Australia, is Australian dollars. Accordingly, ADE's assets and liabilities are translated into US dollars using the rate of exchange in effect on the balance sheet dates, whereas ADE's revenues, expenses, gains and losses are translated at the average rate of exchange in effect throughout the reporting period. Resulting translation adjustments are included as a separate component of comprehensive income within shareholders' equity in the accompanying consolidated financial statements.

Income taxes - Income taxes are accounted for in accordance with the Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes". Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and income tax bases of assets and liabilities and are measured using the income tax rates and laws currently enacted. Valuation allowances are established, when necessary, to reduce deferred income tax assets when realization is not more likely than not.

Stock options - The Company applies SFAS No. 123, together with APB No. 25 as permitted under SFAS No. 123, in accounting for its stock option plan.

                                         Consolidated Financial Statements  F-18

                          WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2001, 2000 and 1999

Accordingly, the Company uses the intrinsic value method to measure the costs associated with the granting of stock options to employees and this cost is accounted for as compensation expense in the consolidated statements of loss over the option vesting period or upon meeting certain performance criteria. In accordance with SFAS No. 123, the Company discloses the fair values of stock options issued to employees. Stock options issued to outside consultants are valued at their fair value and charged to the consolidated statements of loss in the period in which the services are rendered. Fair values of stock options are determined using the Black-Scholes option-pricing model.

Research and development costs - Research and development costs are charged to expense as incurred.

Acquired core technologies - Acquired core technologies are recorded at cost and amortized over their estimated useful lives using the straight-line method.

Acquired labor force - Acquired labor force costs are recorded at cost and amortized using the straight-line method over a period of three years.

Goodwill - Goodwill is recorded at cost and amortized using the straight-line method over a period not exceeding five years. Effective 2000, the Company modified the amortization period for goodwill from a period of three years to a period not exceeding five years. This modification was adopted prospectively and had the effect of increasing the total asset and decreasing the net loss as at and for the year ended December 31, 2000 by $162,000.

Valuation of long-lived assets - The Company periodically evaluates the carrying value of its long-lived assets, including, but not limited to, property, plant and equipment, acquired core technologies, acquired labor force and goodwill. The carrying value of a long-lived asset is considered to be impaired when the undiscounted cash flow from such asset is estimated to be less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of would be determined in a similar manner, except that fair market values would be reduced by the cost of disposal.

Comprehensive income (loss) - Under SFAS No. 130, the Company presents comprehensive income (loss), in addition to net income (loss) in the accounts. Comprehensive loss differs from net loss as a result of foreign currency translation adjustments. Accumulated other comprehensive income (loss) is included in the consolidated statements of shareholders' equity and reflects the cumulative effect of other comprehensive income (loss) excluded from net income
(loss) as reported in the consolidated statements of income (loss).

Recently issued accounting standards - SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Thus, acquired labor force would be reclassified as goodwill and amortization of goodwill will cease upon adoption of that statement. SFAS No. 142 will be applicable for fiscal years beginning after December 15, 2001. Had this standard been applied January 1, 2001 the amortization of goodwill and acquired labor force in the amount of $2,385,495 would not have been charged to the consolidated statement of loss. The Company has not yet assessed whether there is an impairment under the new standard and have until June 30, 2002 to make such assessment.

3.       ACQUISITION OF SUBSIDIARIES

WaveRider Communications (Australia) Pty Ltd. - Effective October 1, 2000, the Company acquired ADE Network Technology Pty Ltd. of Melbourne, Australia, ("ADE") a privately-held wireless infrastructure company. The Company undertook this acquisition to provide a sales presence in Australia and South East Asia. Subsequently, ADE changed its name to WaveRider Communications (Australia) Pty Ltd.

Under the terms of agreement, the Company committed to pay a minimum of $2,227,000 ($4,000,000 Australian) in 4 equal quarterly installments commencing on the closing date. In addition, the former shareholders of ADE could receive up to $501,000 ($900,000 Australian) additional consideration based on 40% of any revenue in excess of $4,175,000 ($7.5 Million Australian) earned by ADE during the year ended September 30, 2001.

                                         Consolidated Financial Statements  F-19


                          WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2001, 2000 and 1999

Payment of the first two installments of $1,000,000 Australian each was made in cash. On April 1, 2001, the Company issued 298,706 shares of common stock in consideration of the third installment and, on July 1, 2001, the Company issued 520,163 shares of common stock in consideration of the fourth installment. On December 18, 2001, the Company issued 181,131 shares of common stock in consideration of deficiencies in the fourth installment. Subsequent to the year end, on January 7, 2002, the Company paid $105,256 in cash for the final consideration owing. The shares issued and cash paid to fund deficiencies were recorded against additional paid in capital.

The transaction, accounted for as a purchase, is summarized as follows:

         Current assets                                                                 $     1,038,352
         Fixed assets                                                                           271,537
         Current liabilities                                                                 (1,160,762)
         Non-current liabilities                                                               (199,825)
                                                                                        ----------------

         Net liabilities assumed                                                                (50,698)
         Expenses incurred on acquisition                                                       (51,237)
         Acquired labor force                                                                   425,000
         Deferred income tax liability                                                         (153,000)
         Goodwill                                                                             1,917,917
                                                                                        ---------------

         Purchase price                                                                 $     2,087,982
                                                                                        ===============

         Cash paid on closing                                                           $       553,065
         Cash paid in installments                                                              567,372
         Issuance of shares - 1,000,000 shares of common stock                                  973,161
         Balance due at December 31, 2001                                                       105,256
                                                                                        ---------------

                                                                                              2,198,854

         Less: Interest paid                                                                    110,872
                                                                                        ---------------

         Total consideration given                                                      $     2,087,982
                                                                                        ===============

The cash effect of this transaction is summarized as follows:

         Bank indebtedness assumed                                                      $        75,631
         Cash paid on closing                                                                   553,065
         Cash acquired                                                                         (136,614)
                                                                                        ---------------

         Net cash paid to December 31, 2000                                             $       492,082
                                                                                        ===============

The following summarizes certain supplementary pro forma disclosure assuming that the acquisition had occurred at the beginning of 1999:

                                                                               2000             1999
                                                                       --------------------------------
                                                                         (unaudited)        (unaudited)

Pro forma consolidated revenue                                         $     7,276,639  $     5,883,252
                                                                       ================================

Pro forma consolidated net loss                                        $  (32,529,320)  $    (8,188,491)
                                                                       =================================

Pro forma consolidated basic and diluted loss per share                $        (0.61)  $        (0.27)
                                                                       ================================

                                         Consolidated Financial Statements  F-20

                          WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2001, 2000 and 1999

As a result of the reduction of approximately half the staff of ADE, on September 24, 2001, the Company wrote down the acquired labor force resulting from the acquisition of ADE, in the amount of $155,050.

WaveRider Communications (USA) Inc. - In December 2000, the Company determined that there was significant impairment of its investment in WaveRider Communications (USA) Inc. and, accordingly, wrote off a number of assets relating to this acquisition (Note 4 - Impairment of Assets).

Effective June 11, 1999, the Company acquired, through a merger with the Company's newly formed subsidiary, TTI Merger Inc., all of the issued and outstanding shares of Transformation Techniques, Inc. ("TTI"). Subsequently, the subsidiary changed its name to WaveRider Communications (USA) Inc.

TTI was a designer and manufacturer of wireless radio frequency communications systems, offering wireless data, bridging and LAN connectivity systems in both licensed and unlicensed frequencies. It had product design, manufacturing and head office facilities in Cleveland, Ohio as well as sales and support operations in California and Louisiana.

The transaction, accounted for as a purchase, is summarized as follows:


Other current assets                                                                                $      345,265
Bank indebtedness                                                                                         (401,303)
Accounts payable and accrued liabilities                                                                  (593,582)
Deferred income tax liability                                                                             (504,000)
                                                                                                    ---------------
Net liabilities assumed                                                                                 (1,153,620)
Goodwill                                                                                                   504,000
Acquired core technologies                                                                               1,444,605
                                                                                                    --------------

Purchase price                                                                                      $      794,985
                                                                                                    ==============

Cash paid on closing                                                                                $      253,985
Issuance of shares, including reset shares issued pursuant to certain market value
share performance provisions -                                                                             384,588
shares of common stock                                                                                     442,000
Note payable, included in accounts payable and accrued liabilities                                          99,000
                                                                                                    --------------

Total consideration given                                                                           $      794,985
                                                                                                    ==============

The cash effect of this transaction is summarized as follows:

Bank indebtedness assumed                                                                           $      401,303
Cash paid on closing                                                                                       253,985
                                                                                                    --------------

Net cash paid to December 31, 2000                                                                  $      655,288
                                                                                                    ==============

The following summarizes certain supplementary pro forma disclosure assuming that the acquisition had occurred at the beginning of 1998:

                                                                                                           1999
                                                                                                   ----------------
                                                                                                     (unaudited)

Pro forma consolidated revenue                                                                     $      2,369,510
                                                                                                   ================

Pro forma consolidated net loss                                                                    $     (7,755,009)
                                                                                                    ================

Pro forma consolidated basic and fully diluted loss per share                                      $          (0.26)
                                                                                                   =================

                                         Consolidated Financial Statements  F-21

                          WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2001, 2000 and 1999

4.       IMPAIRMENT OF ASSETS

During the fourth quarter of fiscal 2000, it was determined that products built from technologies acquired from TTI in 1999 did not meet customers' expectations under certain operating conditions and that these technologies, in fact, could not be remedied.

Accordingly, the Company developed replacement technologies and abandoned the TTI technologies. All TTI amounts carried on the Company's balance sheet have appropriately been written off, and related costs recorded, as follows:


Write off of acquired core technology                                                              $     762,430
Write off of goodwill                                                                                    266,000
                                                                                                   -------------

Impairment of assets recorded in operating expenses                                                $   1,028,430

                                                                                                   =============

In addition, the Company recorded in cost of goods sold, inventory write downs and warranty provisions during fiscal 2000 in the amount of $1,568,739.

5.       ACCOUNTS RECEIVABLE

                                                                                       2001                  2000
                                                                                ----------------------------------

Accounts receivable - trade                                                     $    1,370,805     $      2,453,565
Other receivables                                                                     163, 037             134,785
Allowance for doubtful accounts                                                       (635,410)            (591,877)
                                                                                ------------------------------------

                                                                                $     898,432      $      1,996,473
                                                                                ===================================
6.       INVENTORIES
                                                                                       2001                  2000
                                                                                ---------------------------------

Finished products                                                               $      959,786     $       1,116,651
Raw materials                                                                          442,917             1,076,851
                                                                                ------------------------------------

                                                                                $    1,402,703     $       2,193,502
                                                                                ====================================

7.       NOTES RECEIVABLE

On February 28, 2001, the Company purchased a promissory note from Platinum Communications Corporation ("Platinum") in the amount of approximately $65,601 (Can $100,000). The note is secured by a fixed charge over certain assets of Platinum, bears interest at Canadian prime rate plus 2% and is repayable in 20 equal monthly installments commencing March 1, 2002.

8.       PREPAID EXPENSES AND OTHER ASSETS

                                                                                       2001                  2000
                                                                                ---------------------------------

Prepaid expenses                                                                $      297,282     $         430,914
Call option                                                                                  -               408,795
Deferred financing expense                                                                   -               143,652
                                                                                ------------------------------------

                                                                                $      297,282     $         983,361
                                                                                ====================================

                                         Consolidated Financial Statements  F-22

                          WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2001, 2000 and 1999

9.       PROPERTY, PLANT AND EQUIPMENT

                                                                   Net Book                                     Net Book
                                                     Accumulated     Value                        Accumulated     Value
                                          Cost      Depreciation     2001               Cost     Depreciation     2000
                                     -------------------------------------------------------------------------------------

Computer software                     $ 1,218,946  $   900,290  $   318,656        $  1,162,873  $    498,515 $    664,358
Computer equipment                      1,242,779      694,521      548,258           1,198,592       426,399      772,193
Lab equipment and tools                   972,567      591,272      381,295             840,922       375,637      465,285
Equipment and fixtures                    459,745      223,632      236,113             581,255       186,763      394,492
Assets held for lease                     184,697       11,735      172,962                   -             -            -
Leasehold improvements                    163,049      149,245       13,804             193,867        94,822       99,045
                                     -------------------------------------------------------------------------------------

                                     $  4,241,783  $ 2,570,695  $ 1,671,088        $ 3,977,509   $  1,582,136 $  2,395,373
                                     =====================================================================================

Computer software includes $1,714 (2000 - $5,141) net of accumulated depreciation of $8,568 (2000 - $5,141), Computer equipment includes $127,959 (2000 - $183,968) net of accumulated depreciation of $83,570 (2000 - $30,688),
Lab Equipment and tools includes $138,226 (2000 - $ 211,231) net of accumulated depreciation of $212,359 (2000 - $125,123) and Equipment and fixtures includes $90,935 (2000 - $230,403) net of accumulated depreciation of $65,548 (2000 -
$71,386) related to capital leases.

The assets held for lease consist of a communication tower and wireless communications equipment which has been leased to a customer on a fixed three-year term. The minimum lease payments receivable under the contracts are $34,750 in 2002, $34,750 in 2003 and $22,900 in 2004.


10.      ACQUIRED LABOR FORCE

                                                                                       2001              2000
                                                                                -----------------------------------

Cost (Note 3)                                                                   $      169,627       $     436,076
Less: Accumulated amortization                                                          70,678              35,417
                                                                                ----------------------------------

                                                                                $       98,949       $     400,659
                                                                                ==================================
11.      GOODWILL

                                                                                       2001              2000
                                                                                -----------------------------------

Cost (Notes 3, 4 and 15B(ii))                                                   $    7,112,200       $   5,070,449
Less: Accumulated amortization                                                       3,213,672             955,466
                                                                                ----------------------------------

                                                                                $    3,898,528       $   4,114,983
                                                                                ==================================

12.      ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
                                                                                       2001              2000
                                                                                -----------------------------------

Accounts payable                                                                 $    1,528,810      $   2,006,608
Accrued liabilities                                                                     479,221          1,449,700
Accrued salaries and benefits                                                           208,734            558,276
Accrued warranty provision                                                               98,155            240,045
Put option (Note 14)                                                                          -            117,736
                                                                                ----------------------------------

                                                                                $     2,314,920      $   4,372,365
                                                                                ==================================

                                         Consolidated Financial Statements  F-23

                          WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2001, 2000 and 1999

13.      PROMISSORY NOTES

On October 19, 2001, the Company issued promissory notes in the aggregate principal amount of $834,500 and 1,794,175 common stock purchase warrants to the Company's senior management team, certain directors and significant accredited shareholders and received cash proceeds of $834,500. On November 5, 2001, the Company issued, in connection with a second closing, promissory notes in the aggregate principal amount of $165,000 and 354,750 common stock purchase warrants to certain significant accredited shareholders and received cash proceeds of $165,000. The notes bear an interest rate of 8%, compounded annually and are repayable on October 19, 2002. The promissory notes, which have a general security interest over the Company's assets, may be redeemed in whole or in part at any time by the Company subject to payment of accrued interest and a repayment premium of 15% of the outstanding principal.

The warrants are exercisable at a price of $0.50 for a period of five years, have registration rights, a cashless exercise feature and, in addition to regular terms and conditions, have a special adjustment clause in the event of a consolidated or reverse split of the Company's common stock.

The net proceeds of the transaction have been allocated to the primary financial instruments as follows:

      Promissory notes                    $    759,620
      Class O warrants                         239,880
                                          ------------

      Net cash proceeds                   $    999,500
                                          ============

Under the terms of the notes, if, prior to maturity, the Company makes an offering of its securities, the investors have the option and right to participate in the offering to the extent of the value of their note plus accrued but unpaid interest and the 15% repayment premium. With the completion of the Company's shareholders' rights offering, on December 14, 2001, (see "Shareholders' Rights Offering" under Shareholders' Equity) the beneficial conversion feature ("BCF"), in the amount of $442,695, embedded in the promissory notes was calculated and measured using the intrinsic value of the feature based on the most beneficial conversion available to the investors was recorded as a reduction of the promissory notes and an increase in accumulated paid in capital.

On December 14, 2001, the senior management and directors of the Company, and certain other holders, returned their notes in exchange for participation in the Company's shareholders' rights offering. Included in the exchange was the nominal value of the notes, in the amount of $567,000, and accrued interest and repayment premium, in the amount of $87,259. As a result of the exchange, the promissory notes returned, which had a book value of $200,665, were accreted to the nominal value, which resulted in a financing expense of $366,335, and with the interest and repayment premium were transferred to share capital.

If, prior to maturity, the Company makes a further offering of its securities, completes a financing with net proceeds of more than $5 million or enters into a business combination with another company such that the resulting entity will have more than $5 million in working capital, the remaining investors have the right to demand repayment, including principal, all accrued interest and the repayment premium, or participation in the offering.

During the year ended December 31, 2001, $37,120 and $23,896 were charged to the consolidated statements of loss for accretion of the promissory notes and accrual of interest and repayment premium, respectively, for the notes that were not returned. At December 31, 2001, the outstanding nominal value of the remaining notes was $432,500.

                                         Consolidated Financial Statements  F-24

                          WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2001, 2000 and 1999

14.      CONVERTIBLE PROMISSORY NOTES

On December 8, 2000, the Company issued convertible promissory notes in the aggregate principal amount of $5,000,000 to Capital Ventures International ("CVI") and received cash proceeds of $5,000,000, less cash fees of $182,000 and warrants valued at $23,680. The notes bore an interest rate of 6%, compounded annually and were repayable on December 8, 2002, if not converted prior to that date. In connection with the private placement, the Company also issued to CVI Series J and Series K warrants to purchase up to 2,461,538 and 5,907,692 shares of common stock at an exercise price of $3.35 per share and $2.539 per share, respectively. The Series J warrants have a term of five years and contain a cashless exercise feature.

The note agreement provided for the automatic conversion of the principal amount of the notes plus accrued and unpaid interest, subject to certain terms and conditions, into shares of the Company's common stock upon the effectiveness of a registration statement filed with the Securities and Exchange Commission ("SEC") on December 28, 2000. The registration statement was declared effective on March 14, 2001 and, accordingly, the conversion price has been adjusted, based on the provisions of the agreement, to $1.49 per share, which was 90% of the market price at the time of conversion.

In connection with the sale to CVI, the Company agreed to pay Avondale Capital Partners Inc. ("Avondale") a fee equal to 2% of the total aggregate amount financing received by the Company pursuant to the Securities Purchase Agreement, to a maximum fee of $400,000 plus 50,000 Series M warrants, for its involvement as a consultant in connection with the Securities Purchase Agreement. Upon the First Closing, the Company issued to Avondale Series M warrants to purchase 25,000 shares of common stock at an exercise price of $3.05 per share, which expire on December 8, 2005. The fair value of $23,680 for the warrants has been included in the cost of financing.

The net proceeds of the transaction were allocated to the primary financial instruments, as follows:

      Convertible promissory notes              $  1,732,346
      Beneficial conversion feature                1,911,605
      Series J warrants                            1,195,663
      Series K warrants                              503,097
      Series M warrants                               23,680
      Put option                                     117,736
      Call option                                   (516,229)
      Deferred financing costs                      (149,898)
                                                -------------

      Net cash proceeds                         $  4,818,000
                                                ============

The proceeds received were first allocated to the convertible promissory note, the warrants and the options based on the relative fair values of the respective instruments. Then the beneficial conversion feature embedded in the convertible promissory note was calculated and measured using the intrinsic value of the feature based on the most beneficial conversion available to the investor on the commitment date. The Put Option reflects the value of the investor's right to require the company to issue additional convertible promissory notes and warrants. The Call Option reflects the value of the company's right to require the investor to purchase additional convertible promissory notes and warrants.

On March 14, 2001, CVI exercised their right to convert promissory notes in the principal amount of $4,550,000, with a book value of $3,481,699, plus interest of $72,800, for 3,101,249 shares of common stock of the Company. As result, $1,739,560 of the beneficial conversion feature was transferred from other equity to additional paid in capital.

During the second quarter of 2001, CVI informed the Company that it was waiving its option to purchase an additional $7,000,000 worth of shares of common stock. As a result, the Company entered into a separate sale of Convertible Preferred Stock (see "Issue of Convertible Preferred Stock" under Shareholders' Equity).

The sale of the convertible preferred stock triggered the repricing provisions of the CVI convertible promissory notes and warrant agreements. Accordingly, the conversion rate of the convertible promissory notes was reduced from $1.49 to $1.455 and the exercise prices of the Series J and Series K warrants were reduced from $3.35 and $ 2.539 to $2.80 and $2.48 respectively.

                                         Consolidated Financial Statements  F-25

                          WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2001, 2000 and 1999

The adjustment to the conversion price of the convertible promissory notes resulted in a decrease in the fair value of the convertible promissory notes and an increase in other equity in the amount of $147,794. In addition, the fair value of $113,781 for the changes in the exercise prices of the warrants has been expensed in the cost of financing.

The balance of the promissory notes was converted on December 14, 2001 in conjunction with the Company's shareholders' rights offering. In consideration of the Company allowing CVI to convert into the shareholders' rights offering, CVI returned 1,500,000 Series J warrants for cancellation. As a result, the Company recorded a loss on extinguishment of debt in the amount of $198,300 and the remaining $319,839 of the beneficial conversion feature was transferred from other equity to additional paid in capital. The 5,907,692 Series K warrants, valued at $530,036, had a one-year term and expired unexercised.

During the year ended December 31, 2001, $3,024,445, $1,144,654 and $85,520 were charged to the statement of loss relating to the accretion of interest expense, the adjustment of the conversion price and accrual of interest, respectively.
The convertible promissory note was being accreted over the period to its redemption date of December 7, 2002.

The Call Option was amortized over the period of the option and for the year ended December 31, 2001 $408,796 (2000 -$107,433) was charged to the consolidated statements of loss. The Put Option, of $117,736, was credited to the consolidated statements of loss upon its expiration in 2001.

15.      SHARE CAPITAL

A        Authorized share capital

         Preferred shares issuable in series, par value of $0.001 - 5,000,000 shares Common shares, par value of $0.001 - 200,000,000 shares

B        Issued share capital

i) Common share units - On February 16, 1998, the Company issued 500,000 common share units, at a price of $1.00 per unit, for cash proceeds of $500,000. Each unit consisted of one common share and a Series E warrant. Based on the fair value of the underlying instruments within the common share unit, $404,713 of the total proceeds was allocated to common shares and the balance of $95,287 was allocated to the Series E warrants. The Series E warrants entitled the holder to purchase one common share at $1.25 per share on or before February 16, 1999.

         During 1998, 470,000 of the warrants were exercised for cash proceeds of $587,500. The remaining 30,000 were exercised in 1999 for cash proceeds of $37,500.

ii) Series B preferred shares - 4,000,000 Series B preferred shares were issued upon the acquisition of Major Wireless Communication Inc. The shares were voting and convertible into common shares at a ratio of ten common shares for each preferred share. Each preferred share entitled the holder to 10 votes.

         The shares were held in escrow to be released upon occurrence of certain performance related events. On April 15, 1998, the Company and the Series B preferred shareholders agreed to amend the terms of the preferred shares. The conversion ratio was amended to a ratio of 2.5 common shares for each preferred share. On the same date, the preferred shares were converted into 10,000,000 common shares. These common shares are held in escrow and will be released upon the occurrence of certain performance related events. Under the original terms, if the specified criteria were not met by February 7, 2002, the remaining common shares held in escrow could have been cancelled. On September 21, 2001, the Board of Directors extended the escrow period by two years to February 2004.

         In 1999, and prior to any release of the escrow shares, two of the shareholders agreed to donate back to the Company 500,000 shares each. These shares have been received by the Company and returned to treasury.

                                         Consolidated Financial Statements  F-26

                          WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2001, 2000 and 1999

         The first milestone related to the release of the common shares held in escrow was met with the delivery of prototype product on August 18, 1999. As a result, the Company requested and the Escrow Agent released the first 5% of the shares held under the Escrow Agreement, valued at $534,375. The valuation was based on the closing price of the common stock on August 18, 1999, of $1.1875 per share and was charged to goodwill.

         During the second quarter of 2000, the second milestone was met with the first of the LMS systems becoming operational in at least one community. As a result, the Company requested and the Escrow Agent released, on May 26, 2000, the second 10% of the shares held under the Escrow Agreement, 900,000 shares of common stock, valued at $3,206,250. The Company charged $712,500 to compensation expense and charged $2,493,750 to goodwill. The valuation was based on the closing price of the common stock on May 26, 2000 of $3.5625 per share.

         During the second quarter of 2001, a third milestone was met with the Company surpassing cumulative gross revenues of $10 million Canadian which results in the release of 25% of the shares held under the Escrow Agreement. The 2,250,000 common shares released were recorded at a fair value of $2,830,500 based on an average stock price of $1.258 at the time the milestone was achieved. The Company charged $629,000 to compensation expense and $2,201,500 to goodwill.

         The remaining 5,400,000 shares held in escrow are not included in the number of shares outstanding and the par value ascribed is not recorded in the respective share capital accounts. The shares will be considered to be issued when and if the respective performance events have occurred and the value of the shares will be measured and recorded at that date.

iii) Series C Preferred share units - On June 11, 1998, the Company issued 800,000 preferred share units at a price of $2.50 per unit for cash proceeds of $2,000,000, less costs of $50,000. Each unit consisted of an 8% voting, convertible preferred share and one Series F warrant. Each preferred share may be converted at the option of the holder into one common share for no additional consideration on or before April 30, 2000. Based upon the fair value of the underlying instruments within the preferred share unit, $1,536,343 of the total proceeds, net of costs, was allocated to preferred shares and $413,657 was allocated to the Series F warrants. As the preferred shares were immediately convertible into common shares, the $712,265 difference between the proceeds allocated to preferred shares and the fair value of the underlying common shares has been recorded as a dividend in 1998.

         Each Series F warrant entitles the holder to purchase one common share at the exercise price of $2.50 on or before June 11, 2000. During 2000, all of the Series F warrants were exercised for cash proceeds of $2,000,000.

         During 1999, 36,000 shares of preferred stock were converted to shares of common stock and, in 2000, the balance of 764,000 shares of preferred stock were converted to shares of common stock.

iv)      Common  share  purchase  agreement  - Under  a  Common  Share  Purchase
         Agreement dated December 29, 1998, the Company entered into an arrangement to sell up to an aggregate amount of $10,000,000 of common stock in three tranches and to issue four groups of warrants.

         On December 29, 1998, the Company issued 1,167,860 shares of common stock in the First Tranche at $2.57 per share for cash proceeds of $3,000,000. On June 4, 1999, the Company issued 1,660,945 shares of common stock in the Second Tranche at $1.81 per share for cash proceeds of $3,000,000.

         Pursuant to the agreement, the Company was required to issue additional shares to the investors if the average bid price for the common stock for 30 days prior to certain future dates ("Reset Price") is below the initial purchase price multiplied by 117.5%. The number of shares to be issued will be based on the following formula: ((Number of shares subject to repricing) X (Initial Purchase Price X 117.5% - Reset Price)) / Reset Price.

                                         Consolidated Financial Statements  F-27

                          WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2001, 2000 and 1999

         During 1999, the Company issued 1,002,441 common shares pursuant to the reset provisions of the First Tranche and 1,753,812 common shares pursuant to the reset provisions of the Second Tranche. In addition, the Company issued 70,198 common shares pursuant to an agreement to amend the timing of the resets of the Second Tranche. The $92,100 fair value of this transaction was included in share issue costs for the year. The $1,050,000 value of the 17.5% premium over the Reset Price has been recorded as a dividend in 1999.

         During the third quarter of 1999, the Company informed the investors that it would not be taking up its option to sell the Third and Final Tranche of shares to the investors.

         In 1998, as part of the agreement, the Company issued four groups of warrants to the investors, as follows: 225,000 with an exercise price of $2.00, 225,000 with an exercise price of $2.61, 225,000 with an exercise price of $3.00 and 225,000 with an exercise price of $4.00. Each warrant entitles the holder to acquire one common share at the specified exercise price, and contain a cashless exercise feature. The warrants expire on December 29, 2003.

         Cost of the transactions included fees of $142,508 related to the Second Tranche and $298,419 related to the First Tranche. In addition, 150,000 warrants with a fair value of $103,686 were issued, in 1998, to a placement agent. Each warrant entitles the holder to acquire one common share at an exercise price of $3.00 per share. The warrants expire on December 29, 2003.

         The initial proceeds less costs of the First Tranche have been allocated between common stock and warrants, based on the respective relative fair values, as follows:

                  Common stock                     $2,136,846
                  $2.00 warrant                       124,980
                  $2.61 warrant                       117,662
                  $3.00 warrant                       113,607
                  $4.00 warrant                       104,800

         During 2000, the investors exercised all of the warrants with exercise prices of $2.00, $2.61 and $3.00 and 191,249 warrants with an exercise price of $4.00, for total proceeds of $2,477,246. In addition, the placement agent's warrants to purchase 150,000 shares of common stock at $3.00, with an assigned value of $103,686, were exercised using the cashless exercise feature. This resulted in the issuance of 107,522 common shares and the return and cancellation of the balance of 42,478 warrants.

v) Series G Warrants - As a commitment fee for the right to issue up to $2,000,000 in convertible debentures to certain investors, the Company issued, on December 15, 1998, the investors warrants to purchase 500,000 common shares at an exercise price of $1.50 per share. The warrants expire on December 15, 2003. The warrants have been recorded at their fair value of $313,325 with the costs charged to the consolidated statements of loss in 1998. The Company terminated the debenture agreement on January 8, 1999 without drawing any funds.

vi) Common Stock issued upon acquisition - On June 15, 1999, the Company finalized a merger agreement between Transformation Techniques, Inc. ("TTI") and a newly incorporated subsidiary, TTI Merger Inc. The new subsidiary subsequently changed its name to WaveRider Communications
         (USA) Inc.

         As part of the consideration, the Company issued 256,232 shares of common stock, having a market value of $442,000 to Mr. Peter Bonk, the sole shareholder of TTI, and TTI was merged into TTI Merger Inc. Prior to the merger agreement, Mr. Bonk had no shares in or affiliation with the Company.

         Pursuant to the Acquisition Agreement, the Company was required to issue additional shares to Mr. Peter Bonk if the average bid price for the common stock for five days prior to certain future dates ("Reset Price") fell below the original price of the shares at acquisition.

                                         Consolidated Financial Statements  F-28


                          WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2001, 2000 and 1999

         During the third quarter of 1999, the Company issued 57,463 common shares pursuant to the first reset. During the fourth quarter of 1999, the Company issued a further 70,893 common shares pursuant to the second and the third resets. The additional shares issued did not affect the cost of the acquired company. The Company has now satisfied this requirement and there are no further resets (Note 3).

vii) Series H Warrants - On June 29, 1999, the Company issued, for services rendered, warrants to purchase 500,000 common shares at an exercise price of $2.00 per share, up to June 29, 2004. The warrants have been recorded at their fair value of $295,120 with the costs charged to the consolidated statements of loss in 1999. During 2000, all of the warrants were exercised for cash proceeds of $1,000,000.

viii) Loan Agreement - On October 15, 1999, the Company entered into a loan agreement with AMRO International, S.A. ("AMRO") under which the Company borrowed from AMRO $1,500,000 payable on or before May 23, 2000. Under the terms of the agreement, the Company paid interest at 10% per annum and was subject to a repayment premium of 5% of the outstanding balance if the loan was repaid within 120 days or a 10% premium if paid after 120 days.

         Pursuant to a loan agreement the Company issued warrants to purchase 180,000 common shares at an exercise price of $1.01 per share, up to October 31, 2003. The warrants have been recorded at their fair value of $64,978 with the costs charged to the consolidated statement of loss in 1999.

         The loan was repaid in full on December 23, 1999. During 2000, all of the warrants were exercised for cash proceeds of $181,800.

ix) Common Stock Purchase Agreement - Under a Common Stock Purchase Agreement, dated October 18, 1999, the Company agreed to sell and the investor agreed to buy up to $5,000,000 in common shares of the Company. Pursuant to the agreement, the Company issued warrants to purchase 200,000 common shares at an exercise price of $1.01 per share, up to October 31, 2003. The warrants have been recorded at their fair value of $72,198 with the costs charged against the investment made in December 1999. During 2000, all of the warrants were exercised for cash proceeds of $202,000.

         In December 1999, the investor purchased 400,000 shares of common stock at $1.35 per share, for cash proceeds of $540,000 less fees $33,400.

         In connection with the public underwriting completed on December 23, 1999, the investor agreed to the termination of the Common Stock Purchase Agreement and committed to purchase $4,000,000 in common stock units.

         During 1999, the investor purchased 1,525,926 common share units, consisting of one common share and a half of a common share purchase warrant, at $1.35 per unit, for cash proceeds of $2,060,000, less fees of $125,600. Based on the fair value of the underlying instruments within the common share units, $1,625,815 of the total proceeds was allocated to common shares and the balance of $308,585 was allocated to the warrants. During 2000, the investor exercised all of the 762,963 warrants for cash proceeds of $1,525,926.

         In January 2000, the investor purchased the balance of 1,437,036 common share units for cash proceeds of $1,940,000, less fees of $117,408. Based on the fair value of the underlying instruments within the common share unit, $1,496,468 of the total proceeds was allocated to common shares and the balance of $326,124 was allocated to the warrants. During 2000, the investor exercised all of the 718,518 warrants for cash proceeds of $1,437,036.

x) Public Underwriting - On December 20, 1999, the Company entered into an underwriting agreement with Groome Capital.com Inc. ("Groome"). Under the terms of the agreement, the Company sold 4,444,444 common stock units, consisting of one common share and one-half common share purchase warrant, for $1.35 per unit. The sale of units was completed on December 23, 1999 and the Company received cash proceeds of $6,000,000, less fees of $607,500. In addition, the Company issued to Groome with 444,444 underwriter warrants, which provide Groome with the right to purchase 444,444 common share units at $1.35 per unit for up to two years after the offering. Based on the fair value of the underlying instruments within the common share unit, $4,069,664 of the total proceeds was allocated to common shares, $898,792 was allocated to the share purchase warrants and $424,044 was allocated to the underwriter warrants.

                                         Consolidated Financial Statements  F-29

                          WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2001, 2000 and 1999

         During 2000, all of the underwriter warrants were exercised for cash proceeds of $600,000. This resulted in the issuance of 222,222 additional common share purchase warrants, valued at $201,616. In addition, during the year, 1,844,176 of the common share purchase warrants, valued at $857,626, were exercised for cash proceeds of $3,688,352. The remaining 600,268 warrants, with a value of $242,782, expired unexercised on December 21, 2001.

xi) Warrants issued in connection with a Strategic Partnership Agreement - On March 9, 2000, the Company entered into a Strategic Partnership Agreement with VoIP International S.A. de C.V. ("VoIP"), a company incorporated in Mexico. Under the terms of the agreement, the Company granted VoIP exclusive rights to market the Company's products in Mexico in exchange for commitments from VoIP to procure a minimum of $28,000,000 of the Company's products. As an incentive, the Company issued to VoIP 4,500,000 Common Stock Purchase Warrants which VoIP would earn based on achievement of the minimum procurement commitments. In addition, the Company issued 55,000 Common Stock Purchase Warrants to an agent in connection with this transaction.

         On December 8, 2000, the Company notified VoIP that it had cancelled the Agreement for lack of performance. With the cancellation of the Agreement, the warrants for both VoIP and the agent cannot be earned and are, therefore, cancelled.

xii) Warrants issued in connection with Investment banking services - On April 25, 2001, the Company issued 350,000 Series M-1 warrants to the Company's investment bankers for services rendered. The Series M-1 warrants have a term of three years and have an exercise price of $1.63 per share. The fair value of $117,128 was charged to the statement of loss as a consulting expense.

xiii) Issue of Convertible Preferred Stock - On June 4, 2001, the Company issued 30,000 shares of Series D 5% convertible preferred stock, with a par value of $0.01 per share and Series N warrants to purchase 877,193 shares of common stock, to Crescent International Ltd. ("Crescent") for cash consideration of $3,000,000, less cash expenses of $423,285 and the $22,007 fair value of 61,404 Series M-2 warrants issued to the Company's investment bankers. Based upon the fair value of the underlying instruments, $2,215,798 of the total proceeds, net of costs, was allocated to preferred shares and $338,910 was allocated to the Series N warrants. The Series D 5% convertible preferred stock has a liquidation preference of $100 per share.

         The beneficial conversion feature (BCF) embedded in the convertible preferred stock was calculated to be $1,043,832 using the intrinsic value of the feature based on the most beneficial conversion available to the investor on the commitment date. The shares of preferred stock were accreted by $1,043,832, to their redemption value, with a corresponding charge to accumulated deficit.

         The Series D convertible preferred stock is convertible to shares of common stock at the liquidation preference value dividend by the lesser of; a) $1.3772 or b) 95% of the average of the lowest three consecutive closing bid prices during the twenty-two trading day period immediately preceding the Conversion Date. The Series N warrants have a term of five years and an exercise price of $1.71 per share and contain a cashless exercise feature. The Series M-2 warrants have a term of three years and an exercise price of $1.71.

         During the fourth quarter of 2001, 1,000 shares of the Series D 5% convertible preferred stock were converted to 317,317 shares of common stock.

xiv) Sale of Common Stock - On December 18, 2001, the Company completed the sale of 300,000 shares of common stock for cash proceeds of $132,000.

                                         Consolidated Financial Statements  F-30

                          WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2001, 2000 and 1999

xv) Shareholders' Rights Offering - On December 14, 2001, the Company issued 10,675,919 common shares and Series P warrants to purchase 10,675,919 common shares, under a Shareholders' rights offering. Of the total, 7,832,439 common shares and warrants each were issued for cash -consideration of $3,132,976, less cash expenses of $935,102, the $50,459 fair value of 208,723 underwriter warrants issued the Company's investment bankers. The remaining 2,843,480 shares and warrants each were issued as a result of; 1) the return for cancellation of promissory notes, including interest and repayment premium, in, 2) conversion of convertible promissory notes, including interest, and 3) cancellation of 1,500,000 Series J warrants. This resulting in increased accumulated paid in capital and other equity of $1,647,707 and $188,254 respectively.

         The Underwriters' warrants provide for the purchase of common stock units consisting of one share of common stock and one Series P warrant. They have a term of three years, an exercise price of $0.40 per unit and contain a cashless exercise feature. The Series P warrants have a term of three years, an exercise price of $0.50 per share and are callable if the Company's common stock closes at over $1.50 for a period of 30 consecutive trading days.

C        Warrants

         The Company has several series of warrants outstanding at December 31, 2001 as follows:

                                  Number Outstanding       Weighted Average
         Exercise Prices                                     Remaining Life
              $0.40                     208,723              35 months
              $0.50                  12,824,844              39 months
              $1.50                                          23 months
                                        500,000
              $1.63                     350,000              28 months
              $1.71                                          51 months
                                        938,597
              $2.80                     961,538              47 months
              $3.05                                          47 months
                                         25,000
              $4.00                      33,751              23 months
                                        -------               -------

          $0.40 - $4.00              15,842,453
                                     ==========

D        Other Equity

                                                                     2001           2000            1999
                                                              -------------------------------------------

Stock option extension from 1997 plan                        $    10,661,518     $ 10,661,518  $        -
Stock options to non-employees                                       106,092           29,747     177,130
Stock options to employees that vested on performance                768,783          585,582      32,763
Beneficial conversion                                                      -        1,911,605           -
Warrants                                                           2,212,339        2,294,267   3,355,434
                                                              -------------------------------------------

                                                              $   13,748,732     $ 15,482,719 $ 3,565,327
                                                              ===========================================

E        Employee Stock Option Plans

                                         Consolidated Financial Statements  F-31

                          WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2001, 2000 and 1999

Employee Stock Option (1997) Plan -

During 1997, the Company authorized an Employee Stock Option Plan for a total of 5,000,000 common shares that may be awarded to employees and certain consultants. During 1998, the Company amended the plan to authorize an additional 1,250,000 common shares. Each option under the incentive plan allows for the purchase of one common share and expires not later than three years from the date granted. The options are subject to various vesting and performance requirements as outlined in the plan and any unvested options may be cancelled if employment is terminated. Generally, for employees the options vest at 5% per complete month from date of award and for non-employees are earned out over their contract period.

On July 7, 2000, at the Company's annual general meeting of shareholders, a resolution was passed extending the life of all the outstanding warrants awarded to the then current employees and non-employee consultants under the Company's Employee Stock Option (1997) Plan.

A  modification  that either renews a fixed award or extends the award's  period
(life) results in a new measurement of compensation cost as if the award were newly granted. Accordingly, for the fixed awards to employees, the difference between the fair market value of the shares of Common Stock at the time of the extension and the time of the original award was recorded as a compensation expense to the Company. At July 7, 2000, the total charge to compensation expense, related to the extension of the fixed awards, based on a closing stock price of $8.75 per share, was $11,099,858.

During 2001, employees exercised none of the extended options for no value (2000
- 58,000 for $438,000).

1999 Incentive and Nonqualified Stock Option Plan -

During 1999, the Company authorized a new option plan for a total of 3,000,000 common shares that may be awarded to the employees and certain consultants. Each option under the incentive plan allows for the purchase of one common share, which expires not later than ten years from the date of grant. The options are subject to various vesting and performance requirements as outlined in the plan and any unvested options may be cancelled if employment is terminated. Generally, for employees the options vest equally over a three year period following the date of award.

Employee Stock Option (2000) Plan -

During 2000, the Company authorized a new option plan for a total of 6,000,000 common shares that may be awarded to the employees and certain consultants. Each option under the incentive plan allows for the purchase of one common share, which expires not later than ten years from the date of grant. The options are subject to various vesting and performance requirements as outlined in the plan and any unvested options may be cancelled if employment is terminated. Generally, for employees, the options vest equally over a three year period following the date of award.

                                         Consolidated Financial Statements  F-32

                          WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2001, 2000 and 1999

Stock options to employees, directors and consultants are summarized as follows:


                                                                                                         Weighted
                                                                                                          Average
Granted to Employees and Directors                                           Number    Exercisable    Exercise Price

Balance at December 31, 1998                                              4,015,510     2,596,641        $    0.92

Granted to employees and directors @ $0.78 - $2.66                        2,754,610                           1.82
Cancelled on termination                                                   (259,180)                          2.61
Exercised                                                                  (282,440)                          0.49
------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1999                                              6,228,500     3,196,447        $    1.31

Granted to employees and directors @ $1.31 - $13.81                       3,193,192                           7.55
Cancelled on termination                                                   (175,270)                          3.23
Exercised                                                                (1,507,220)                          1.14
------------------------------------------------------------------------------------------------------------------

Balance at December 31, 2000                                              7,739,202     3,302,360        $    3.93

Granted to employees and directors @ $0.43 - $2.38                        2,338,829                           0.80
Cancelled on termination                                                 (1,069,866)                          3.69
Exercised                                                                   (28,900)                          1.05
------------------------------------------------------------------------------------------------------------------

Balance at December 31, 2001                                              8,979,265     4,123,497        $    3.15
==================================================================================================================

                                                                                                         Weighted
                                                                                                          Average
Granted to Consultants                                                       Number    Exercisable    Exercise Price
------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1998                                                685,035       189,125        $    0.51

Granted to consultants @ $2.09                                                6,000                           2.09
Cancelled                                                                   (70,000)                          0.44
Exercised                                                                   (93,000)                          0.45
------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1999                                                528,035       154,102        $    0.54

Granted to consultants @ $10.00                                              10,000                          10.00
Cancelled                                                                   (22,075)                          3.34
Exercised                                                                  (186,625)                          0.53
------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 2000                                                329,335        15,230        $    0.67

Granted to consultants                                                            0
Cancelled                                                                        (0)
Exercised                                                                   (10,000)                          0.50
------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 2001                                                319,335        97,614        $    0.67
==================================================================================================================


                                         Consolidated Financial Statements  F-33

                          WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2001, 2000 and 1999


                               Number           Weighted Average                               Number         Weighted Average
                            Outstanding at       Exercise Price of     Weighted Average     Exercisable at      Exercise Price
           Range of          December 31           Outstanding         Remaining Life       December 31,       of Exercisable
           Exercise             2001                 Options              (months)              2001              Options
            Prices
       -------------- --------------------- -------------------- --------------------- ----------------- ---------------------

             $0.43            1,568,000              $ 0.43                 117                     -             $ 0.00
         $0.50 - $0.56        1,308,535                0.55                 103               486,814               0.55
         $0.78 - $1.50        1,191,625                1.09                  95               984,600               1.08
         $1.51 - $2.00          652,495                1.71                  95               387,185               1.75
             $2.03            1,671,150                2.03                  89               692,167               2.03
         $2.06 - $3.81          624,915                2.47                  87               452,248               2.43
         $4.00 - $8.75          428,415                6.95                  72               256,726               7.19
         $9.00 - $13.81       1,853,465                9.05                  96               961,372               9.06
                              ---------               -----                 ---             ---------              -----


         $0.43 - $13.81      9,298,600               $ 3.06                  97             4,221,111             $ 3.57
                             =========               ======                 ====            =========             ======

The weighted average exercise price for the exercisable options for 2000 was $3.76 (1999 - $1.27)

Non-employee and Performance Based Options -

Options granted to consultants, and performance based options awarded to employees, are valued when earned and probable that the options will vest and will continue to be adjusted until actual vesting is achieved. Included in options granted but not exercisable at December 31, 2001 are 221,720 non-employee options (2000 -314,105, 1999 - 351,058) and 1,559,000 performance based employee options (2000 - 2,207,750, 1999 - 2,465,250) which vest on the same basis as the release of shares from the escrow agreement (Note 15B(ii)).

The fair value of each stock option granted to consultants was estimated on the date the consultant earned the option using the Black-Scholes option-pricing model. The following weighted average assumptions were used in the model: nil annual dividends (2000 - nil, 1999 - nil), expected volatility of 90% (2000 - 90%, 1999 - 90%), risk-free interest of 4.50% (2000 - 5.76%, 1999 - 5.76%) and expected life of five years (2000 - three years, 1999 - three years). The weighted average fair value of the stock options granted in 2001 was nil (2000 - $2.98, 1999 - $1.41).

The resulting values have been charged to the consolidated statements of loss over the contract period of the consultant. The amount charged to the consolidated statement of loss in 2001 was $85,612 (2000 - 92,301, 1999 - $70,412).

The amount recorded in the accounts with respect to performance-based options awarded to employees is calculated using the intrinsic value at the valuation date. The amount charged to compensation expense in 2001 was $183,200 (2000 - $552,819, 1999 - $32,763)

Fixed Option Awards -

For  disclosure  purposes,  the  fair  value of each  stock  option  granted  to employees was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for stock options granted in 2001: nil annual dividends (2000 - nil, 1999 - nil), expected volatility of 90% (2000 - 90%, 1999 - 90%), risk-free interest of 4.50% (2000 - 5.76%, 1999 - 5.76%) and expected life of five years (2000 - five years, 1999 - two years). The weighted average fair value of the stock options granted in 2001 was $0.80 (2000 - $7.55, 1999 - $1.08).

Under the above model, the total value of stock options granted to employees and directors in 2001 was $1,073,970 (2000 - $14,002,639, 1999 - $2,612,610), which would be amortized on a pro forma basis over the option vesting period. Had the Company determined compensation cost for these plans in accordance with SFAS No. 123, the Company's loss and loss per share would have been $23,731,340 and $0.40, respectively (2000 - $36,025,438 and $0.68, 1999 - $10,086,384 and
$0.29).

                                         Consolidated Financial Statements  F-34

                          WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2001, 2000 and 1999

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock option plans have characteristics significantly different from those of traded options, and because change in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Shareholder Option Agreement -

In November 1997, certain shareholders agreed to provide the Company's president with a private option to purchase 1,000,000 common shares directly from the shareholders. These options vested at the rate of 150,000 options per month of employment.

Had the Company determined compensation cost for these options in accordance with SFAS No. 123, the Company's 2001 pro forma loss and pro forma loss per share would not have changed (2000 and 1999 - no change)

F        Employee Stock Compensation (1997) Plan

In 1999, the Employee Stock Compensation (1997) Plan, authorized by the Company in 1997, which allowed for a total of 2,500,000 common shares that could be awarded to employees and certain consultants, expired. As such, during 2001, the Company did not authorize any issuance of common shares (2000 - nil and 1999 - 267,870) pursuant to the plan. In the prior years, the value of the shares at the date of the award was recorded in the consolidated statements of loss during the year.

G        Employee Stock Purchase (2000) Plan

During 2000, the Company authorized a new employee stock purchase plan for a total of 3,000,000 common shares that may be purchased by employees at 85% of the lower of closing price of the Company's common stock at the beginning or ending date of each plan period. In 2001, the Company sold 168,398 shares of common stock for cash proceeds of $159,095.

16.      COMMITMENTS AND CONTINGENCIES


Obligation under Capital Lease
                                                                                        2001            2000
                                                                                ----------------------------------
Gross Lease commitments:
2001                                                                            $             -    $     326,138
2002                                                                                    157,397          184,348
2003                                                                                     33,930           53,653
2004                                                                                      5,586                -
                                                                                --------------------------------

                                                                                        196,913          564,139
Less: Imputed interest                                                                   29,456           66,941
                                                                                --------------------------------

                                                                                        167,457          497,198
Less: Current portion                                                                   131,145          272,851
                                                                                --------------------------------

Long-term obligation under capital lease                                        $        36,312    $     224,347
                                                                                ================================

Operating Leases
2002                                                                            $       569,816
2003                                                                                    524,923
2004                                                                                    181,263

                                         Consolidated Financial Statements  F-35

                          WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2001, 2000 and 1999

The Company incurred rental expenses in 2001 of $708,038 (2000 - $652,104 and 1999 - $421,242).

Contract Manufacturers

The Company provides its contract manufacturers with ongoing production forecasts to enable them to forecast and procure required parts. Under the terms of the Agreements with the contract manufacturers, the Company has committed to assume liability for all parts required to manufacture the Company's forecast products for the next 13 weeks and all final assembly costs for the forecast products for the next 4 weeks, on a rolling basis.

Escrow Shares

As at December 31, 2001, the Company had 5,400,000 shares of common stock outstanding which were held under an escrow agreement (Note 15B(ii)). The shares will be considered to be issued when and if the respective performance events have occurred and the value of the shares will be measured and recorded at that date.

Litigation

On January 30, 2002, a former employee of the Company filed suit for breach of contract of employment and has made claims in the amount of $345,000 plus costs. The Company believes that the case is without merit and plans to vigorously defend this lawsuit. No provisions have been made for expenses that may be incurred to resolve the lawsuit, and although there can be no assurance as to the ultimate outcome, the Company believes it will not have a material impact on its business, results of operations and financial condition.

17.      SUPPLEMENTARY DISCLOSURE OF CASH FLOW INFORMATION



                                                                  2001               2000               1999
                                                          --------------------------------------------------
Net changes in non-cash working capital items relating to operations

Accounts receivable                                       $      417,196      $  (1,536,885)     $   (558,662)
Due from contract manufacturers                                1,086,497         (1,127,792)                -
Prepaid expenses and other assets                                118,300           (190,224)          (98,027)
Inventory                                                        786,928         (2,653,078)         (250,946)
Accounts payable and accrued liabilities                      (1,907,686)        1,650,008               (955)
Consideration payable on business combination                     23,872                 -                  -
Notes payable                                                    (24,659)                -                  -
Deferred revenue                                                (154,622)          186,430              1,477
                                                          ---------------------------------------------------

                                                          $      345,826      $  (3,671,541)     $   (907,113)
                                                          ====================================================

Cash paid during the year for:

   Interest                                               $     34,231        $    61,860        $    32,349

Non-cash investing and financing activities

   Share release from escrow to goodwill                  $   2,201,500       $ 2,493,750        $   534,375
   Conversion of convertible promissory
     notes to common shares                                   5,105,934                 -                  -
   Conversion of promissory notes to common shares              654,258                 -                  -
   Capital lease additions                                       37,155           370,711            125,830
   Accounts receivable exchanged for assets for lease            84,824                 -                  -
   Disposal of capital lease                                     40,769                 -                  -
   Consideration payable for acquisition                        973,161         1,534,917                  -
   Conversion of warrants                                            -            103,686                  -

                                         Consolidated Financial Statements  F-36

                          WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2001, 2000 and 1999

18.      RELATED PARTY TRANSACTIONS

During the year, a total of $18,745 (2000 - $25,283 and 1999 - $29,093) was paid or payable to directors and officers or to companies related to them for their management and administrative services. In connection with the sale of promissory notes, management and directors purchased $176,000 of promissory notes. The total principal, accrued interest and repayment premium, in the amount of $200,367, were converted into the shareholders' rights offering.

19.      FINANCING EXPENSES

                                                                  2001               2000               1999
                                                          --------------------------------------------------
Accrued interest expense on consideration payable on
  business combination                                    $       65,872      $       45,000     $           -
Accretion of promissory notes                                    424,461                   -                 -
Accrued interest and repayment premium
  on promissory notes                                            111,155                   -                 -
Accretion of interest on convertible promissory notes          3,024,445             102,954                 -
Adjustment of conversion price of notes                        1,144,654                   -                 -
Accrued interest on convertible promissory notes                  85,520                   -                 -
Amortization of deferred financing expense                       149,898                   -                 -
Amortization of call option                                      408,796             107,433                 -
Financing expense due to change in exercise price                113,781                   -                 -
Expiry of put options                                           (117,736)                  -                 -
                                                          ----------------------------------------------------

Non-cash financing expenses                               $    5,410,846      $      255,387     $           -
                                                          ====================================================

20.      INCOME TAXES

Net loss before income tax expense for the each year is summarized as follows:


                                                                     2001             2000             1999
                                                             ----------------------------------------------

United States                                                    15,264,526       21,458,701       4,947,362
Canada                                                            4,907,697        9,810,052       3,004,488
Australia                                                         1,320,727          360,907              -
                                                             -----------------------------------------------

Net loss before income taxes                                 $   21,492,950     $ 31,629,660   $   7,951,850
                                                             ===============================================

US statutory rate at 35%                                          7,522,000       11,070,000       2,783,000
Amounts permanently not deductible for income tax purposes       (2,584,000)      (4,734,000)       (190,000)
Foreign income tax rate differential                                406,000        1,045,000         319,000
Net operating loss and temporary differences for which
no benefit was recognized                                        (5,344,000)      (7,223,955)     (2,408,000)
                                                             ------------------------------------------------

Deferred income tax recovery                                 $            -     $    157,045   $     504,000
                                                             ===============================================

                                         Consolidated Financial Statements  F-37

                          WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2001, 2000 and 1999

Deferred income tax assets/(liabilities) consist of the following:


                                                                     2001             2000             1999
                                                                -------------------------------------------

Net operating loss carry forwards                            $    14,559,000    $  11,776,000  $   4,878,000
Property, plant and equipment                                         92,000          722,000        280,000
Acquired core technology                                                   -                -       (420,000)
Other                                                                120,000                -              -
                                                             -----------------------------------------------

Net deferred income tax assets                                    14,771,000       12,498,000      4,738,000
Valuation allowance                                              (14,771,000)     (12,498,000)    (4,738,000)
                                                             ------------------------------------------------

                                                             $     -          $   -           $       -
                                                             ================================================

The Company provides a valuation allowance for deferred income tax assets when it is more likely than not that some portion or all of the net deferred income tax assets will not be realized. Based on a number of factors, including the lack of a history of profits and that the market in which the Company competes is intensely competitive and characterized by rapidly changing technology, management believes that there is sufficient uncertainty regarding the realization of deferred income tax assets that a full valuation allowance has been provided. The deferred income tax valuation allowance increased in 2001 by $2,273,000 (2000 - $7,760,000, 1999 - $2,448,000).

As of December 31, 2001, the Company had available net operating loss carry forwards for United States, Canadian and Australian purposes of approximately $27,086,000, $18,356,000 and $621,000, respectively. The United States net operating loss carry forwards begin to expire in 2008, the Canadian net operating loss carry forwards begin to expire in 2004 and the Australian net operating losses begin to expire in 2020. The net operating losses are subject to certain Canadian and United States restrictions that may apply on any change in the control of the Company and which could adversely affect the amounts and benefits to be derived therefrom.

21.      LOSS PER SHARE

The warrants, which could result in the issue of 15,842,453 additional shares of common stock (Note 15C) and the options, which could result in the issue of 9,298,600 additional shares of common stock (Note 15E) have not been included in the loss per share calculation as they are anti-dilutive. The shares held in escrow pertaining to the Major Wireless Communication Inc. transaction (Note 15B(ii)) have not been included from the loss per share calculation as they are contingently issuable shares.

                                                                         Year ended December 31, 2001
                                                               Loss             Shares           Per Share
                                                           (Numerator)       (Denominator)       Amount

Net Loss                                                 $ 21,492,950
Add:  Deemed dividend on beneficial conversion              1,043,832
(Note 15B(xiii))                                          -----------

Basic LPS
  Loss attributable to common shareholders                $ 22,536,782       60,269,617           $0.374
                                                          ==============================================



                                         Consolidated Financial Statements  F-38

                          WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2001, 2000 and 1999



                                                                      Year ended December 31, 2000
                                                               Loss             Shares           Per Share
                                                           (Numerator)       (Denominator)       Amount

Net Loss                                                  $ 31,472,615
Add:  Cash dividends paid on preferred stock in year            31,109
                                                           --------------
Basic LPS
  Loss attributable to common shareholders                 $31,503,724       53,203,750            $0.59
                                                           =============================================

                                                                     Year ended December 31, 1999
                                                               Loss             Shares           Per Share
                                                           (Numerator)       (Denominator)       Amount

Net Loss                                                   $ 7,447,850
Add:  Cash dividends paid on preferred stock in year           158,144
      Deemed dividend on share resets (Note 15B(iv))         1,050,000
                                                             ---------
Basic LPS
  Loss attributable to common shareholders                 $ 8,655,994          34,258,565         $0.25
                                                           =============================================

22.      SEGMENTED INFORMATION

INDUSTRY SEGMENTS

The Company operates in one industry segment: wireless data communications product.

GEOGRAPHIC SEGMENTS

The Company operated in the following geographic segments;


                                                                         Year Ended December 31,
REVENUE BY REGION                                             2001              2000                1999

United States                                          $    1,909,912       $     899,334      $    739,826
Australia                                                   3,078,879             699,878               (1)
United Arab Emirates                                        1,030,125                 (1)               (1)
Canada                                                        490,661           1,314,968           492,060
Rest of world                                               1,294,440           1,218,812           484,159
                                                       ----------------------------------------------------

                                                       $    7,804,017       $   4,132,992      $  1,716,045
                                                       ====================================================

(1)  Less than 10% of consolidated revenue.


                                                                  Year ended December 31, 2001
                                                       Canada                  Australia            Total
                                                       ----------------------------------------------------

Property, plant and equipment                          $    1,524,076       $     147,012      $  1,671,088
Acquired labor force                                                -              98,949            98,949
Goodwill                                                    2,843,090           1,055,438         3,898,528
                                                       -----------------------------------------------------

                                                       $    4,367,166       $   1,301,399      $  5,668,565
                                                       ====================================================


                                         Consolidated Financial Statements  F-39

                          WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2001, 2000 and 1999


                                                                      Year ended December 31, 2000
                                                       Canada                Australia           Total
                                                      -----------------------------------------------------

Property, plant and equipment                          $    2,111,984       $     283,389      $  2,395,373
Acquired labor force                                                -             400,659           400,659
Goodwill                                                    2,305,738           1,809,245         4,114,983
                                                       ----------------------------------------------------

                                                       $    4,417,722       $   2,493,293      $ 6,911,015
                                                       ====================================================


23.      COMPARATIVE FIGURES

Certain comparative amounts have been reclassified to correspond with the current year's presentation.

24.      SUBSEQUENT EVENTS

i. Sale of Common Stock - During March 2002, the Company completed the sale of 30,096,666 shares of common stock for cash proceeds of $4,497,000, less cash fees of $134,750.

ii. In March 2002, the Company announced that it intends to close its Calgary Research and Development facility and integrate its operations at its Toronto location. It is expected that the transition will be completed in the third quarter of 2002. The final costs of this transition have not been determined but due to the relatively long transition period, the Company believes that the costs will not have a significant impact on ongoing operating expenses.




Corporate Information

BOARD OF DIRECTORS                           EXECUTIVE OFFICERS                          OFFICES

D. Bruce Sinclair                            D. Bruce Sinclair                           Executive and Administration
President and Chief Executive Officer        President and Chief Executive Officer       WaveRider Communications Inc.
WaveRider Communications Inc.                                                            255 Consumers Road, Suite 500
Toronto, Ontario                             Charles W. Brown                            Toronto, Ontario
                                             Vice President, Sales and Marketing         Canada M2J 1R4
Cameron A. Mingay (1) (2)                                                                Telephone: (416) 502-3200
Lawyer, Partner                              James H. Chinnick, P.Eng                    Fax: (416) 502-2968
Cassels, Brock & Blackwell LLP               Vice President, Engineering                 Website: www.waverider.com
Toronto, Ontario                                                                         Email: info@waverider.com
                                             T. Scott Worthington, CA
Gerry Chastelet (2) (3)                      Vice President and Chief Financial Officer  Investor Relations
Board Director and Advisor                                                               (888) 533-1910 (in North America)
Clearwater, Florida                          AUDITORS AND TAX ADVISORS                   (416) 502-3265
                                                                                         Email: investors@waverider.com
John E. Curry, CA (3)                        PricewaterhouseCoopers LLP
President                                    Chartered Accountants                       Subsidiary Offices
Hydrovane Self Steering Inc.                 Toronto, Ontario
Vancouver, British Columbia                                                              WaveRider Communications(Australia)Pty Ltd.
                                             LEGAL ADVISORS                              2 Dublin Street
Dennis R. Wing (3)                                                                       East Oakleigh, VIC,
President and CEO                            Foley, Hoag & Eliot                         Australia, 3166
Fahnestock Canada Inc.                       Boston, Massachusetts                       Telephone: 61-3-9543-2677
Toronto, Ontario                                                                         Fax: 61-3-9543-5582
                                             Cassels, Brock & Blackwell
(1)      Corporate Secretary                 Toronto, Ontario                            JetStream Internet Services Inc.
(2)      Member of Compensation Committee                                                #195K, 1151 - 10 Ave., S.W.
(3)      Member of Audit Committee           TRANSFER AGENT                              Salmon Arm, British Columbia
                                                                                         Canada V1E 1T3
                                             Corporate Stock Transfer                    Telephone: (250) 832-0911
                                             Denver, Colorado                            Fax: (250) 832-0062
                                                                                         Website: www.jetstream.net
                                             STOCK EXCHANGE SYMBOLS

                                             WAVC (OTC-BB)
                                             WVR (FSE Frankfurt)


                       [GRAPHIC OMITTED][GRAPHIC OMITTED]

                          WaveRider Communications Inc.
         255 Consumers Road, Suite 500 Toronto, Ontario, Canada M2J 1R4
                  Telephone: (416) 502-3200 Fax: (416) 502-2968
              Website: www.waverider.com Email: info@waverider.com







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                                  FORM OF PROXY
                          WAVERIDER COMMUNICATIONS INC.
PROXY             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints T. Scott Worthington and Cameron A. Mingay, and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of the Common Stock of WaveRider Communications Inc., a Nevada corporation (the "Company"), held of record by the undersigned on May 7, 2002 at the Annual Meeting of Shareholders (the "Annual Meeting") to be held in Room 4 of Le Parc Conference and Banquet Centre, 8432 Leslie Street, Thornhill, Ontario Canada L3T 7M6, on Tuesday, July 9, 2002, at 2:00 p.m., local time, or at any adjournment or postponement thereof, upon the matters set forth below, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged.

1. ELECTION OF DIRECTORS, each to serve until the next annual Meeting of shareholders of the Company or until their respective successors all have been duly elected and qualified.

         [ ] FOR all nominees listed below (except as marked to the contrary). [ ] WITHHOLD AUTHORITY to vote for all nominees listed below.

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.)

         GERRY CHASTELET JOHN CURRRY CAMERON MINGAY BRUCE SINCLAIR DENNIS WING

2.       PROPOSAL TO APPROVE the Employee Stock Option (2002) Plan

         [  ]  FOR                  [  ]  AGAINST                [  ]  ABSTAIN

3. PROPOSAL TO APPROVE an amendment to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 200,000,000 to 400,000,000

         [  ]  FOR                  [  ]  AGAINST                [  ]  ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED ABOVE; FOR THE APPROVAL OF THE EMPLOYEE STOCK OPTION (2002) PLAN; FOR THE APPROVAL OF THE INCREASE IN THE AUTHORIZED CAPITAL OF THE COMPANY

                         Please complete, sign and date this proxy where
indicated and return it promptly to:

         Mr. T. Scott Worthington, Vice President and Chief Financial Officer WaveRider Communications Inc., 255 Consumers Road, Suite 500, Toronto, Ontario Canada M2J 1R4

Date: _____________, 2002    Signature: ___________________________


                             Name (Print):_________________________


                             Signature (if held jointly):______________________


                             Name (Print - if held jointly): __________________


Registered Address:   _____________________________________________________

___________________________________________________________________________

(Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)